CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee (1)
7.375% Senior Notes due 2021	$225,000,000	100.00%	$225,000,000	$25,785

(1)	The total filing fee of $25,785 is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-177986

PROSPECTUS SUPPLEMENT

To prospectus dated November 15, 2011

American Greetings Corporation

$225,000,000

7.375% Senior Notes due 2021

Interest payable on June 1 and December 1.

We are offering $225,000,000 aggregate principal amount of 7.375% notes due 2021, which we refer to in this prospectus supplement as the “notes.”

We will pay interest on the notes on June 1 and December 1 of each year, commencing on June 1, 2012. The notes will mature on December 1, 2021.

We may redeem the notes, in whole or in part, at our option at any time on or after December 1, 2016, at the redemption prices listed under “Description of the notes—Optional redemption” in this prospectus supplement, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. We may also redeem the notes, in whole or in part, at our option at any time prior to December 1, 2016, at a price equal to 100% of their principal amount plus a “make-whole” premium, together with accrued but unpaid interest, if any, to, but excluding, the date of redemption. At any time on or before December 1, 2014, we may, at our option, redeem up to 35% of the aggregate principal amount of the notes with the net cash proceeds of one or more qualified equity offerings at a redemption price equal to 107.375% of the principal amount of the notes, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

If we experience a change of control, we may be required to offer to purchase the notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest.

The notes will be unsecured obligations of American Greetings Corporation and will rank equally with our other senior unsecured indebtedness outstanding from time to time.

Before buying any notes, you should read the discussion of the risks of investing in the notes beginning on page S-12 of this prospectus supplement, as well as the section entitled “Risk factors” on page 4 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)	Underwriting Discount	Proceeds to American Greetings (before expenses)(1)

Per note	100.00%	1.50%	98.50%
Total	$225,000,000	$3,375,000	$221,625,000

(1)	Plus accrued interest, if any, from November 30, 2011.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes. The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company on or about November 30, 2011.

Joint book-running managers

J.P. Morgan	BofA Merrill Lynch

Joint lead manager

KeyBanc Capital Markets

Co-managers

PNC Capital Markets LLC	Scotia Capital

Mitsubishi UFJ Securities	RBS

The date of this prospectus supplement is November 16, 2011.

You should rely only on the information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus authorized by us. Neither American Greetings nor the underwriters have authorized anyone to provide you with any information or represent anything about American Greetings, its financial results or this offering that is not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus or any free writing prospectus authorized by us. If given or made, any such other information or representation should not be relied upon as having been authorized by American Greetings or the underwriters. Neither American Greetings nor the underwriters are making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. The information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus may only be accurate on the date of this document.

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About this prospectus supplement

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the debt securities we may offer from time to time. This prospectus supplement describes the specific details regarding this offering. Generally, when we refer to the “prospectus,” we are referring to both documents combined. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. You should read this prospectus supplement together with the additional information described below under the headings “Where you can find more information” and “Information incorporated by reference.”

We have not authorized any dealer, salesman or other person, and the underwriters have not authorized anyone, to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus authorized by us. We do not, and the underwriters and their affiliates do not, take any responsibility for, and can provide no assurances as to, the reliability of any information that others may provide you. We are not, and the underwriters are not, making an offer to sell or a solicitation of an offer to buy the notes in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should assume that the information contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus is only correct as of their respective dates or the date of the document in which incorporated information appears. Our business, financial condition, results of operations and prospects may have changed since those dates.

Before you invest in the notes, you should read the registration statement of which the accompanying prospectus forms a part, including the documents incorporated by reference herein.

Unless otherwise indicated or the context otherwise requires, references in this prospectus supplement to the terms “we,” “us,” “our,” “the Company” or “American Greetings” refer to American Greetings Corporation and its consolidated subsidiaries.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC, pursuant to the Securities Exchange Act of 1934, or the Exchange Act. Such filings are available to the public from the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington D.C. located at 100 F Street, N.E., Washington D.C. 20549. You may also obtain copies of any document filed by us at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also inspect the information that we file at the offices of the New York Stock Exchange Inc., 20 Broad Street, New York, New York 10005. Information about us, including our filings, is also available on our website at http://www.corporate.americangreetings.com. The information contained on or accessible through our website is not part of this prospectus supplement, other than the documents that we file with the SEC that are incorporated by reference into this prospectus supplement or the accompanying prospectus.

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Information incorporated by reference

The SEC allows us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement. Any statement contained in a document which is incorporated by reference in this prospectus supplement is automatically updated and superseded if information contained in this prospectus supplement, or information that we later file with the SEC, modifies or replaces that information. Any statement made in this prospectus supplement or the accompanying prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement of which the accompanying prospectus forms a part, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We incorporate by reference the following documents we filed with the SEC, excluding any information contained therein or attached as exhibits thereto that has been furnished to but not filed with the SEC (including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K):

•	our Annual Report on Form 10-K for the fiscal year ended February 28, 2011, as amended by our Annual Report on Form 10-K/A for the fiscal year ended February 28, 2011 filed on November 14, 2011;

•

our Quarterly Reports on Form 10-Q for the fiscal quarters ended May 27, 2011 and August 26, 2011, as amended by our Quarterly Reports on Form 10-Q/A for the fiscal quarters ended May 27, 2011 and August 26, 2011 filed on November 14, 2011; and

•	our Current Reports on Form 8-K filed on March 4, 2011, June 29, 2011, September 27, 2011 and November 9, 2011.

Any documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering of the notes will automatically be deemed to be incorporated by reference in this prospectus supplement and a part of this prospectus supplement from the date of filing such documents; provided however, that we are not incorporating in each case, any documents or information contained therein that has been furnished but not filed with the SEC.

To receive a free copy of any of the documents incorporated by reference in this prospectus supplement (other than exhibits, unless they are specifically incorporated by reference in any such documents), call or write American Greetings Corporation, One American Road, Cleveland, Ohio 44144, Attention: Secretary (telephone (216) 252-7300).

Disclosure regarding forward-looking statements

This prospectus supplement, including the documents incorporated herein by reference, contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Exchange Act. These statements can be identified by the fact that they do not relate strictly to historic or current facts.

s-iii

They use such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning our operations and business environment, which are difficult to predict and may be beyond our control. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect our future financial performance, include, but are not limited to, the following:

•	a weak retail environment and general economic conditions;

•	competitive terms of sale offered to customers;

•	the loss of one or more retail customers and/or retail consolidations, acquisitions and bankruptcies, including the possibility of resulting adverse changes to retail contract terms;

•	the timing and impact of investments in new retail or product strategies as well as new product introductions and achieving the desired benefits from those investments;

•	the timing and impact of converting customers to a scan-based trading model;

•	the ability to achieve the desired benefits associated with our cost reduction efforts;

•	the timing of investments in, together with the ability to successfully implement or achieve the desired benefits associated with, any information systems refresh we may implement;

•	Schurman Fine Paper’s ability to successfully operate its retail operations and satisfy its obligations to us;

•	consumer acceptance of products as priced and marketed;

•	the impact of technology, including social media, on core product sales;

•	escalation in the cost of providing employee healthcare;

•	the ability to comply with our debt covenants;

•	fluctuations in the value of currencies in major areas where we operate, including the U.S. Dollar, Euro, U.K. Pound Sterling and Canadian Dollar;

•	the outcome of any legal claims known or unknown; and

•	the risk factors referred to or described in the “Risk factors” section of this prospectus supplement.

Risks pertaining specifically to AG Interactive include the viability of online advertising, subscriptions as revenue generators, and the ability to adapt to rapidly changing social media and the digital photo sharing space.

The risks and uncertainties identified above are not the only risks we face. Additional risks and uncertainties not presently known to us or that we believe to be immaterial also may adversely affect us. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have a material adverse effect on our business, financial condition and results of operations. We assume no obligation or duty to update any of the forward-looking statements included in this prospectus supplement or the accompanying prospectus (including the information incorporated by reference), except to the extent required by applicable law.

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Summary

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in these documents. See “Where you can find more information” and “Information incorporated by reference.” Unless otherwise indicated or the context otherwise requires, all references in this prospectus supplement to “we,” “us,” “our” or “American Greetings” refer to American Greetings Corporation and its consolidated subsidiaries.

Our fiscal year ends on February 28 or 29. References to a particular year refer to the fiscal year ending in February of that year. For example, 2011 refers to the year ended February 28, 2011.

Our company

Founded in 1906, American Greetings operates predominantly in a single industry: the design, manufacture and sale of everyday and seasonal greeting cards and other social expression products. We manufacture or sell greeting cards, gift packaging, party goods, stationery and giftware in North America, primarily the United States and Canada, and throughout the world, primarily in the United Kingdom, Australia and New Zealand. In addition, our subsidiary AG Interactive, Inc. distributes social expression products, including electronic greetings and a broad range of graphics and digital services and products, through a variety of electronic channels, including web sites, internet portals, instant messaging services and electronic mobile devices. We also engage in design and character licensing, and manufacture custom display fixtures for our products and products of others.

Our principal executive office is located at One American Road, Cleveland, Ohio 44144. Our telephone number is (216) 252-7300. Our web site address is www.corporate.americangreetings.com. The information contained on or accessible through our website is not part of this prospectus supplement, other than the documents that we file with the SEC that are incorporated by reference into this prospectus supplement or the accompanying prospectus.

Our competitive strengths

We believe that the following factors contribute significantly to our ability to compete effectively in the social expressions industry.

Leading Market Share.    We have established a leading market position in many of our major businesses. We believe we have a leading portfolio of products with an approximate 40% market share in the North American greeting cards market. Our leading market position in the greeting cards market has been strengthened by both our broad product offering as well as by the size and scope of our distribution network. We also believe we are the number one supplier of online greeting cards with greater than 60% market share and approximately 3.7 million subscribers to our various electronic greeting card websites. In addition, we believe we are a leading domestic supplier of gift packaging.

Creative Culture with Broad Product Offering.    We have one of the world’s largest creative studios with an extensive library of award-winning expressive content. With more than 400 artists, we create over 10,000 new greeting card designs each year and have successfully leveraged our core competencies in the greeting card business to diversify into other social expression and related product categories, including gift packaging, party goods and stationery. Our ability to provide a full range of greeting cards and other social expression products reinforces our relationships with major retailers by helping them effectively meet their merchandising goals.

Strong Retail Partnerships.    We have long-standing relationships with major retailers in the mass retail channels, having supplied our top two retail customers for over 40 years. We believe we are one of only two companies out of the many greeting card suppliers in North America that can meet the combination of merchandising, quality, selection, inventory and distribution criteria required by today’s largest and best retailers. In addition, as of February 28, 2011, three of our five largest customers were on a scan-based trading model, a business model that is based on providing product to our customers on a consignment basis where we record sales at the time a product is electronically scanned through the retailer’s cash register. Scan-based trading solidifies our retailer relationships and provides benefits such as improved information sharing with our retail customers, contract enhancements and cash management efficiencies. Our strong retail relationships allow us to engage in longer-term contracts that strengthen our ability to compete in the greeting card business.

Extensive Distribution Capabilities.    Through our multiple manufacturing and distribution facilities, we deliver thousands of products to tens of thousands of stores on a weekly basis across North America. Our distribution network is supported by our automated distribution system, which allows us to replenish retailers’ shelves promptly following the initiation of a re-order, and by over 17,000 merchandisers, who are responsible for stocking of pockets in displays and overall display appearance and management within the retail locations. These capabilities allow us to service our customers in an effective and efficient manner, thereby positioning us as a leading supplier to our retail customers.

Diversified Channel Exposure.    Our distribution continues to be primarily through mass retail, which is comprised of three distinct channels: mass merchandisers; chain drug stores; and supermarkets. In addition, we sell our products through a variety of other distribution channels, including card and gift shops, department stores, military post exchanges, variety stores, combo stores (stores combining food, general merchandise and drug items) and online.

Strong Cash Flows.    During the fiscal year ended February 28, 2011, more than half of our net sales were derived from long-term contractual relationships with our retail partners, providing us with stability in our net sales and therefore a more predictable cash flow. We believe our relatively stable revenue in conjunction with our modest working capital needs and low maintenance capital expenditures (typically less than 4% of annual revenue) have resulted in significant free cash flow generation. Over the last three years, we have reduced our net debt by over $300 million.

Our business strategy

Our objective is to continue to expand our position as a leading creator, manufacturer and distributor of social expression products by generating innovative products and services to meet the consumers’ needs to connect, express and celebrate life’s special moments. Our key strategic initiatives are to:

Grow our Greeting Cards Business.    We will focus our resources primarily on our core greeting card business. We seek to lead the category through differentiation and thereby gain profitable market share, primarily by concentrating our efforts to:

•

Enhance our product portfolio.    We will continue to leverage one of the world’s largest creative studios and digital libraries of award-winning expressive content to create a full range of fresh and new greeting card designs each year.

•

Expanding channels of distribution.    We will seek to develop new, and grow existing, business, including by expanding Internet and other channels of electronic distribution to make American Greetings the natural and preferred greetings solution, as well as capture any shifts in consumer demand.

Focus on Supply Chain Management and Back Office Efficiencies.    We will seek to improve our business by continuing our focus on supply chain efficiencies to improve the way we develop, manufacture, distribute and service our products. In addition, we will continue to concentrate on ways to create sustainable cost savings by, among other things, continuously balancing the mix of our own manufacturing and outsourcing production and reducing overhead and fixed costs. We intend to maximize the profitability of our greeting card sales by reducing cost of goods sold and improving the efficiency of shipments to reduce scrap, order filling, freight, and merchandiser costs while maintaining sell-through productivity. We also intend to focus additional resources on streamlining our back office processes in order to reduce our general and administrative expenses.

Tender offers and consent solicitations

On November 15, 2011, we commenced tender offers to purchase any and all of our outstanding 7.375% senior notes due June 1, 2016, which we refer to as our 2016 senior notes, and our 7.375% notes due June 1, 2016, which we refer to as our 2016 notes, and, together with the 2016 senior notes, our existing notes. As of November 14, 2011, approximately $222.0 million in aggregate principal amount of our 2016 senior notes were outstanding and $32.7 million in aggregate principal amount of our 2016 notes were outstanding. In connection with the tender offers, we are also soliciting the consent of holders of the outstanding existing notes to amend the indentures governing the existing notes to, among other things, eliminate substantially all of the restrictive covenants therein and reduce the redemption notice period from 30 days to three business days.

The consummation of each of the tender offers is conditioned upon, among other things, the satisfaction, or waiver by us, of certain conditions, including the completion of this offering.

The tender offers and consent solicitations are scheduled to expire at midnight, New York City time, on December 13, 2011, unless extended or earlier terminated. Holders of the existing notes that validly tender and do not withdraw their notes and validly deliver and do not revoke their consents prior to 5:00 p.m., New York City time, on November 29, 2011, are entitled to receive a consent payment.

We will use the net proceeds of this offering, together with cash on hand, to fund the tender offers and consent solicitations as set forth under “Use of proceeds.”

If all of our outstanding existing notes are repurchased pursuant to the tender offers, the total tender offer consideration payable by us, including the consent payment, is expected to be approximately $263.5 million, excluding accrued and unpaid interest. This offering is not conditioned on any minimum amount of existing notes being repurchased pursuant to the tender offers. Following the expiration of the tender offers, we intend to redeem any of our existing notes that remain outstanding through the exercise of the optional redemption provisions in the indentures.

Unless otherwise indicated, all information in this prospectus supplement reflects or assumes that all of our outstanding existing notes will be repurchased pursuant to the tender offers and the holders tendering such notes receive the total tender offer consideration, including the consent payment.

Restatements

On November 7, 2011, management and the Audit Committee of our Board of Directors concluded that our financial statements must be restated as described below to reflect the impact of an understatement of a deferred tax asset that occurred in the fiscal year ended February 29, 2004. In addition, management concluded that this error arose from a material weakness related to the internal control over the accounting for income taxes that was not identified in the Report of Management on Internal Control over Financial Reporting as of February 28, 2011 included in Item 9A of our Annual Report on Form 10-K for the fiscal year ended February 28, 2011. As a result, our financial statements for the three years ended February 28, 2011, and the Report of Management on Internal Control Over Financial Reporting as of February 28, 2011, and the related auditor’s reports thereon, previously filed in our Annual Report on Form 10-K for the fiscal year ended February 28, 2011, should no longer be relied upon. On November 14, 2011, we restated the financial statements contained in our Annual Report on Form 10-K for the fiscal year ended February 28, 2011 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended May 27, 2011 and August 26, 2011.

We record a deferred tax asset or liability when the treatment of an item on the tax return differs from the treatment of that item for financial reporting purposes, thus creating a temporary timing difference in the amount of tax expense reported on our tax return compared to the amount of tax expense reported for financial reporting purposes. We identified the deferred tax asset understatement in connection with a review of calculations used in determining the tax basis of our inventory. During this review, it was discovered that the deferred tax asset related to this matter as reflected on our consolidated statement of financial position did not appropriately reflect the difference between the basis of our inventory used for financial reporting purposes and the basis of our inventory used for tax purposes. The amount of the understatement of the deferred tax asset was $14.8 million. We determined that the difference occurred as a result of an adjustment to the deferred tax asset in the fourth quarter of the fiscal year ended February 29, 2004, which resulted in the understatement of net income, deferred and refundable income taxes, current assets and total shareholders’ equity by $14.8 million for the year ended February 29, 2004.

For additional information regarding the restatements, please refer to the following documents we filed with the SEC that are incorporated by reference into this prospectus supplement:

•	our Annual Report on Form 10-K for the fiscal year ended February 28, 2011, as amended by our Annual Report on Form 10-K/A for the fiscal year ended February 28, 2011 filed on November 14, 2011;

•

our Quarterly Reports on Form 10-Q for the fiscal quarters ended May 27, 2011 and August 26, 2011, as amended by our Quarterly Reports on Form 10-Q/A for the fiscal quarters ended May 27, 2011 and August 26, 2011 filed on November 14, 2011; and

•	our Current Report on Form 8-K filed on November 9, 2011.

The offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section entitled “Description of the notes” in this prospectus supplement.

Issuer	American Greetings Corporation

The Notes	$225.0 million aggregate principal amount of 7.375% senior notes due 2021.

Maturity	Unless redeemed prior to maturity as described below, the notes will mature on December 1, 2021.

Payment of Interest	Interest on the notes will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing June 1, 2012. Interest will accrue from November 30, 2011.

Ranking	The notes will be our general unsecured obligations. The notes will rank equally with our other senior unsecured indebtedness and senior in right of payment to all of our obligations that are, by their terms, expressly subordinated in right of payment to the notes. The notes will be effectively subordinated to all of our existing and future secured indebtedness, including borrowings under our senior secured credit facility, to the extent of the value of the assets securing such indebtedness. The notes will be structurally subordinated to all existing and future obligations of our subsidiaries. On the issue date, none of our subsidiaries will be obligated to guarantee the notes.

As of August 26, 2011, assuming this offering and the tender offers for our existing notes had occurred on such date (assuming 100% of the holders had tendered their notes in the tender offers), and the application of the net proceeds from this offering as set forth under “Use of proceeds,” we would have had total indebtedness of approximately $225.2 million (excluding outstanding letters of credit), none of which would have been secured indebtedness. In addition, as of such date and after giving effect to such transactions, we would have had approximately $19.2 million of outstanding letters of credit and $330.8 million of additional secured borrowing availability under our senior secured credit facility, and our subsidiaries would have had approximately $175.8 million of indebtedness and other liabilities, including trade payables. In addition, as of such date, AGC Funding Corporation, one of our subsidiaries, had an $80.0 million receivables securitization facility (subsequently reduced to $70.0 million), and had no borrowings and $12.6 million of letters of credit outstanding under such facility.

Optional Redemption	We may redeem the notes, in whole or in part, at our option at any time on or after December 1, 2016, at the redemption prices listed under “Description of the notes—Optional redemption,” plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

In addition, on or before December 1, 2014, we may, at our option, redeem up to 35% of the aggregate principal amount of notes issued under the indenture with the net cash proceeds of one or more qualified equity offerings at a redemption price equal to 107.375% of the principal amount of the notes, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption; provided that (1) at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption and (2) the redemption occurs within 90 days of the date of the closing of any such qualified equity offering.

We may also redeem the notes, in whole or in part, at our option at any time prior to December 1, 2016, at a price equal to 100% of their principal amount plus a “make-whole” premium, together with accrued but unpaid interest, if any, to, but excluding, the date of redemption.

Change of Control	Upon the occurrence of any “change of control” (as defined in the indenture), each holder of notes will have the right to require us to purchase all of that holder’s notes for a cash price equal to 101% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, to the date of purchase.

Certain Covenants	The indenture governing the notes will contain certain covenants that, among other things, will limit our ability and the ability of certain of our restricted subsidiaries to:

•	incur additional debt;

•	declare or pay dividends, make distributions on or repurchase or redeem our capital stock;

•	make certain investments;

•	enter in agreements affecting the ability of our restricted subsidiaries to pay dividends;

•	enter into transactions with affiliates;

•	grant or permit liens;

•	sell assets;

•	enter in sale and leaseback transactions; and

•	consolidate, merge or sell all or substantially all of our assets.

These covenants are subject to a number of important detailed exceptions and qualifications, which are described under “Description of the notes,” including but not limited to exceptions whereby some of these covenants will cease to apply before the notes mature if the notes achieve investment grade ratings from either or both of Standard & Poor’s Ratings Services and Moody’s Investors Service Inc.

Use of Proceeds	The net proceeds from the offering of notes are expected to be approximately $220.4 million after deducting the underwriting discount and estimated offering expenses. We will use the net proceeds of this offering, together with cash on hand, to repurchase our existing notes. See “Use of proceeds.”

Risk Factors	See “Risk factors” beginning on page S-12 for discussion of factors you should carefully consider before deciding to invest in the notes.

Summary consolidated financial data

The table below sets forth a summary of our consolidated financial data for the periods presented. We derived the financial data as of and for the fiscal years ended February 28, 2009, 2010 and 2011 from our audited financial statements. The consolidated financial data as of and for the six months ended August 27, 2010 and August 26, 2011 are derived from our unaudited financial statements. The interim unaudited consolidated financial data have been prepared on the same basis as the annual consolidated financial data and include, in the opinion of management, all adjustments, consisting of normal and recurring adjustments, necessary to present fairly the data for such periods and may not necessarily be indicative of full-year results. Prospective investors should read the summary of consolidated financial data in conjunction with our consolidated financial statements, the related notes and other financial information incorporated by reference into this prospectus supplement.

	Year ended February 28			Six months ended August 26 or 27
	2009	2010	2011	2010	2011

	(in thousands)

Statement of Operations:
Net sales	$1,646,399	$1,598,292	$1,560,213	$725,444	$756,517
Other revenue	44,339	37,566	32,355	13,683	14,625
Total revenue	1,690,738	1,635,858	1,592,568	739,127	771,142
Material, labor and other production costs	809,956	713,075	682,368	303,726	316,127
Selling, distribution and marketing	618,899	507,960	478,227	229,869	248,381
Administrative and general	226,317	276,031	260,476	128,225	126,224
Goodwill and other intangible asset impairments	290,166	—	—	—	—
Other operating income—net	(1,396)	(310)	(3,205)	(1,530)	(6,045)

Operating (loss) income	(253,204)	139,102	174,702	78,837	86,455

Interest expense	22,854	26,311	25,389	12,920	11,887
Interest income	(3,282)	(1,676)	(853)	(410)	(631)
Other non-operating expense (income)—net	2,157	(6,487)	(5,841)	(1,703)	(544)

(Loss) income before income tax (benefit) expense	(274,933)	120,954	156,007	68,030	75,743

Income tax (benefit) expense	(47,174)	39,380	68,989	28,659	28,674

Net (loss) income	$(227,759)	$81,574	$87,018	$39,371	$47,069

Balance Sheet Data (end of period):
Cash and cash equivalents	$60,216	$137,949	$215,838	$133,834	$209,326
Working capital	244,663	325,551	373,226	308,857	410,030
Total assets	1,462,895	1,544,498	1,547,249	1,451,814	1,586,139
Total debt	390,223	329,723	232,688	231,525	233,970
Total net debt(1)	330,007	191,774	16,850	97,691	24,644
Total liabilities	918,860	893,587	783,491	761,339	786,516

	Year ended February 28			Six months ended August 26 or 27
	2009	2010	2011	2010	2011

	(in thousands)

Cash Flow Data:
Cash flows provided by operating activities	$73,040	$197,490	$179,799	$88,547	$36,229
Cash flows (used) provided by investing activities	(137,335)	(40,013)	8,210	14,020	(25,876)
Purchase of treasury shares	(73,983)	(11,848)	(13,521)	(13,052)	(20,791)
Cash flows provided (used) by financing activities	22,967	(86,542)	(117,192)	(107,321)	(18,375)

Other Data:
EBITDA(2)	(202,063)	192,430	222,444	101,413	107,616
Adjusted EBITDA(2)	93,568	217,825	218,625	100,413	102,616
Capital expenditures	55,733	26,550	36,346	14,128	26,951
Depreciation and amortization	50,016	45,165	41,048	20,463	19,986
Consolidated ratio of earnings to fixed charges(3)	—	4.6 x	6.0 x	5.3 x	5.9 x

(1)	We define total net debt as total debt less cash and cash equivalents (which includes highly liquid investments purchased with an original maturity of less than three months). Management believes that net debt is an important measure of our financial condition. Net debt does not, however, take into account the need to maintain certain cash reserves to meet short-term liquidity demands, restrictions on the availability of cash to repay debt, including restrictions on cash repatriation, or possible currency gains or losses in connection with currency conversions. The table set forth below reconciles our total debt to total net debt.

	February 28			August 26 or 27
	2009	2010	2011	2010	2011

	(in thousands)

Total debt	$390,223	$329,723	$232,688	$231,525	$233,970
Minus: Cash and cash equivalents	(60,216)	(137,949)	(215,838)	(133,834)	(209,326)

Total net debt	$330,007	$191,774	$16,850	$97,691	$24,644

(2)	EBITDA represents (loss) income from continuing operations before interest expense, income taxes, and depreciation and amortization. Adjusted EBITDA represents EBITDA as further adjusted to exclude the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations, as reflected in the table on the following page. However, these are expenses or charges that may recur, vary greatly and the occurrence of which in the future is difficult to predict. These expenses or charges can represent the effect of long-term strategies as opposed to short-term results. EBITDA and Adjusted EBITDA are presented because our management considers them to be important supplemental measures of our operating performance and believes that they are frequently used by securities analysts, investors and other interested parties as useful tools for measuring a company’s operating performance. In addition, we believe that including supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to securities analysts, investors and other interested parties that may be useful in developing consistent period-to-period comparisons. Neither EBITDA nor Adjusted EBITDA represent net income or cash flows from operations as those terms are defined in generally accepted accounting principles, or GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund our cash needs. In addition, it should be noted that our calculation of EBITDA and Adjusted EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies and that EBITDA and Adjusted EBITDA have material limitations as performance measures because of the items that they exclude. The tables set forth below reconcile our net (loss) income to EBITDA and to Adjusted EBITDA for the fiscal years ended February 28, 2009, 2010 and 2011, as well as the six months ended August 27, 2010 and August 26, 2011.

For the year ended February 28, 2010, EBITDA and Adjusted EBITDA include a $24.0 million charge in connection with a legal settlement relating to our acquisition of Recycled Paper Greetings. For the year ended February 28, 2011, EBITDA and Adjusted EBITDA include a gain of $3.3 million associated with a currency translation adjustment in connection with the liquidation of a foreign subsidiary and a $13.0 million benefit associated with a LIFO liquidation.

(3)	Ratio of earnings to fixed charges is computed by dividing fixed charges into earnings plus fixed charges. For purposes of determining this ratio, earnings have been calculated as pretax income from continuing operations. Fixed charges consist of interest expense (including amortized premiums, discounts and capitalized expenses related to indebtedness) and the estimated interest component of rent expense. The ratio of earnings to fixed charges for the years ended February 28, 2007 and February 29, 2008 was 2.2 x and 4.5 x, respectively. Earnings for the fiscal year ended February 28, 2009 were inadequate to cover fixed charges and the coverage deficiency was $274.9 million.

	Year ended February 28			Six months ended August 26 or 27
	2009	2010	2011	2010	2011

	(in thousands)
Net (loss) income	$(227,759)	$81,574	$87,018	$39,371	$47,069
Plus: Interest expense	22,854	26,311	25,389	12,920	11,887
Plus: Income tax (benefit) expense	(47,174)	39,380	68,989	28,659	28,674
Plus: Depreciation and amortization	50,016	45,165	41,048	20,463	19,986

EBITDA	$(202,063)	$192,430	$222,444	$101,413	$107,616

	Year ended February 28				Six months ended August 26 or 27
	2009	2010	2011		2010		2011

	(in thousands)

EBITDA	$(202,063)	$192,430	$222,444		$101,413		$107,616
Plus: Retail fixed asset impairment(1)	5,465	—	—		—		—
Plus: Goodwill and intangible asset impairment(2)	290,166	—	—		—		—
Plus: Loss on sale of retail(3)	—	28,333	—		—		—
Plus: Exit Mexico operations(4)	—	18,235	—		—		—
Minus: Gain on party goods transaction(5)	—	(34,178)	—		—		—
Plus: Fixed asset impairment relating to party goods transaction(6)	—	13,005	—		—		—
Minus: Gain on sale of fixed assets	—	—	(3,819	)(7)	(1,000	)(8)	(500	)(9)
Minus: Gain on sale of intellectual property assets(10)	—	—	—		—		(4,500)

ADJUSTED EBITDA	$93,568	$217,825	$218,625		$100,413		$102,616

(1)	Represents fixed-asset impairment charges recorded with respect to certain long-lived assets in underperforming retail stores that we owned prior to the sale of our retail operations segment in the fiscal year ended February 28, 2010.

(2)	We recorded a goodwill impairment of $279.6 million and an intangible asset impairment of $10.6 million during the second half of the fiscal year ended February 28, 2009 due to difficult industry conditions.

(3)	Represents a loss on disposition recognized in connection with the sale of the rights, title and interest in certain of the assets of our retail operations segment.

(4)	In connection with winding down our operations in Mexico, we recorded charges of $6.9 million, including asset impairments, severance charges and other shut-down costs, and recognized foreign currency translation adjustments totaling $11.3 million, which represents foreign currency adjustments attributable to the Mexico operating company that, prior to liquidation, had been accumulated in the foreign currency translation adjustment component of equity.

(5)	Represents the gain recorded in connection with the December 2009 sale of certain assets, equipment and processes of our DesignWare party goods product lines.

(6)	In connection with the sale of certain assets, equipment and processes of our DesignWare party goods product lines and the associated closure of our party goods manufacturing facility located in Michigan, we recorded an asset impairment charge of $13.0 million, primarily related to the facilities, building and remaining equipment.

(7)	Represents gains recognized in connection with the August 2010 sale of the land and building associated with our former distribution facility in Mexico and the January 2011 sale of the land, building and certain equipment associated with a facility in Australia.

(8)	Represents a gain recognized in connection with the August 2010 sale of the land and building associated with our former distribution facility in Mexico.

(9)	Represents a gain recognized in connection with the June 2011 sale of a distribution facility used in our operations in the United Kingdom.

(10)	Represents a gain recognized in connection with the June 2011 sale of certain minor character properties.

Risk factors

Before purchasing these notes, you should consider all of the information set forth in this prospectus supplement, the accompanying prospectus and the information incorporated by reference. In consultation with your own financial and legal advisors, you should carefully consider, among other matters, the discussion of risks set forth below and in our periodic reports, including the risk factors set forth in Item 1A of our Annual Report on Form 10-K for the fiscal year ended February 28, 2011, before deciding whether an investment in the notes is suitable for you. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of the notes could decline due to any of these risks, and you may lose all or part of your investment.

Risks relating to the notes

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

We have now, and after the offering will continue to have, a significant amount of indebtedness. Furthermore, we and our subsidiaries may be able to incur substantial additional indebtedness in the future because the terms of the indenture governing the notes limit us but do not prohibit us or our subsidiaries from doing so. As of August 26, 2011, after giving effect to this offering and the use of the net proceeds therefrom as described under “Use of proceeds”, we would have had total indebtedness of $225.2 million and an additional $330.8 million would have been available for borrowing under our senior secured credit facility, net of letters of credit. In addition, as of such date, AGC Funding Corporation, one of our subsidiaries, had an $80.0 million receivables securitization facility (subsequently reduced to $70.0 million), and had no borrowings and $12.6 million of letters of credit outstanding under such facility.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.

If we incur additional indebtedness in the future, including any indebtedness incurred with respect to our new world headquarters or otherwise, these risks could intensify.

The agreements governing our debt contain various covenants that limit our ability to take certain actions and also require us to meet financial maintenance tests, failure to comply with which could have a material adverse effect on us.

The indenture governing the notes and the agreement governing our senior secured credit facility contain a number of significant covenants that, among other things, limit our ability to:

•	consummate asset sales;
•	incur additional debt or liens;
•	consolidate or merge with any person or transfer or sell all or substantially all of our assets;
•	pay dividends or make certain other restricted payments;
•	make investments, including the repurchase or redemption of either capital stock or our notes;
•	enter into transactions with affiliates;
•	create dividend or other payment restrictions with respect to subsidiaries;
•	make capital investments; and
•	alter the business we conduct.

In addition, our senior secured credit facility requires us to comply with specific financial ratios and tests, under which we are required to achieve specific financial and operating results. Our ability to comply with these provisions may be affected by events beyond our control. A breach of any of these covenants would result in a default under our senior secured credit facility. In the event of any default, our lenders could elect to declare all amounts borrowed under our senior secured credit facility, together with accrued interest thereon, to be due and payable. In such an event, we cannot assure you that we would have sufficient assets to pay debt then outstanding under our senior secured credit facility and the notes. Any future refinancing of the senior secured credit facility is likely to contain similar restrictive covenants. See “Description of other indebtedness—Senior secured credit facility.”

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to pay interest on the notes and to satisfy our other debt obligations will depend in part upon our future financial and operating performance and that of our subsidiaries and upon our ability to renew or refinance borrowings. Prevailing economic conditions and financial, business, competitive, legislative, regulatory and other factors, many of which are beyond our control, will affect our ability to make these payments. While we believe that cash flow from our current level of operations, available cash and available borrowings under our senior secured credit facility will provide adequate sources of liquidity for at least the next twelve months, a significant drop in operating cash flow resulting from economic conditions, competition or other uncertainties beyond our control could create the need for alternative sources of liquidity. If we are unable to generate sufficient cash flow to meet our debt service obligations, we will have to pursue one or more alternatives, such as:

•	reducing or delaying capital or other expenditures;
•	refinancing debt;
•	selling assets; or
•	raising equity capital.

We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under the senior secured credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior secured credit facility and the notes, on commercially reasonable terms or at all.

The notes are subject to prior claims of any of our secured creditors, and if a default occurs we may not have sufficient funds to fulfill our obligations under the notes.

The notes are our unsecured obligations, ranking equally with our existing and future senior unsecured indebtedness, but effectively junior to any secured indebtedness, including the indebtedness under our senior secured credit facility, under which we had $330.8 million available for borrowing as of August 26, 2011. In addition, as of such date, AGC Funding Corporation, one of our subsidiaries, had an $80.0 million receivables securitization facility (subsequently reduced to $70.0 million), and had no borrowings and $12.6 million of letters of credit outstanding under such facility. The indenture governing the notes permits us to incur additional secured debt under specified circumstances. Our assets will be subject to prior claims by our secured creditors. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors.

If we incur any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes in any proceeds distributed in the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property. We may not have sufficient funds to pay all of our creditors and this may have the effect of reducing the amount of proceeds paid to you.

The notes are effectively subordinate to the existing and future liabilities of our subsidiaries.

Our subsidiaries are separate and distinct legal entities from us. Upon the initial issuance of the notes, none of our subsidiaries will guarantee the notes, and our subsidiaries will have no obligations to pay any amounts due on the notes or to provide us with funds to meet our payment obligations on the notes, whether in the form of dividends, distributions, loans or other payments. The terms of the indenture and the notes provide that we will cause certain of our subsidiaries to guarantee our indebtedness under the notes in the event that such subsidiaries guarantee any of our indebtedness or that of our other subsidiaries, or incur certain types of indebtedness. However, such obligation to guarantee the notes is subject to various exceptions, including that it would not apply to immaterial subsidiaries, our foreign subsidiaries, and receivable subsidiaries that have entered into qualified receivables transactions. In addition, such obligation to guarantee the notes would not apply to subsidiaries that currently guarantee, or that later guarantee, certain types of indebtedness incurred by us or our other subsidiaries, including indebtedness under our existing senior secured credit facility and, in certain instances, indebtedness incurred under future debt agreements or instruments up to an amount, taken together with our existing senior secured credit facility, equal to $650 million. See “Description of the notes—Note Guarantees.” As a result of these exceptions, holders of Notes may not derive substantial benefit from the guarantee obligation. Any payment of dividends, loans or advances by our subsidiaries could be subject to contractual restrictions. In addition, payments to us by our subsidiaries will also be contingent upon the subsidiaries’ earnings, legal ability to pay dividends and business considerations. Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any secured indebtedness and other secured liabilities of our subsidiaries to the extent of the value of the assets securing such indebtedness and liabilities, and to all indebtedness and other liabilities of our subsidiaries senior to that held by us.

During the six months ended August 26, 2011, approximately 10% of our consolidated net income and 34% of our net sales were generated by our subsidiaries. Furthermore, as of August 26, 2011, our subsidiaries held approximately 39% of our consolidated assets and had approximately $175.8 million of indebtedness and other liabilities, including trade payables, to which the notes would have been structurally subordinated.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

Upon the occurrence of certain specific change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest and special interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our senior secured credit facility will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture. See “Description of the notes—Change of Control.”

An active trading market for the notes may not develop.

We do not intend to apply for listing of the notes on a securities exchange or on any other market. The underwriters have informed us that they intend to make a market in the notes. However, the underwriters are not obligated to do so, and may cease any market-making activities at any time without notice. We cannot assure you that an active trading market will develop for the notes, that you will be able to sell your notes, or that, even if you can sell them, you will be able to do so at an acceptable price. The notes could trade at prices that are higher or lower than the initial offering price depending on many factors, including the number of holders of the notes, the overall market for similar securities, our financial performance and prospects and prospects for companies in our industry generally.

The market price of the notes may be volatile.

The market price of the notes will depend on many factors that may vary over time and some of which are beyond our control including:

•	our financial performance;
•	the amount of indebtedness we have outstanding;
•	market interest rates;
•	the market for similar securities;
•	competition;
•	the size and liquidity of the market for the notes; and
•	general economic conditions.

As a result of these factors, you may only be able to sell your notes at prices below those you believe to be appropriate, including prices below the price you paid for them.

Any decline in the ratings of our corporate credit could adversely affect the value of the notes.

Any decline in the ratings of our corporate credit or any indications from the rating agencies that their ratings on our corporate credit are under surveillance or review with possible negative implications could adversely affect the value of the notes. In addition, a ratings downgrade could adversely affect our ability to access capital.

The notes will be initially held in book-entry form, and, therefore, you must rely on the procedures of DTC to exercise any rights and remedies.

Unless and until definitive notes are issued in exchange for book-entry interests in the notes, owners of the book-entry interests will not be considered owners or holders of notes. Instead, a nominee of DTC will be the sole holder of the notes.

Payments of amounts owing in respect of the global notes will be made by us to the paying agent. The paying agent will, in turn, make such payments to DTC or its nominee, which will distribute such payments to participants in accordance with their respective procedures.

Unlike holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon solicitations for consents or requests for waivers or other actions from holders of notes. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC or, if applicable, from a participant. We cannot assure you that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any requested actions on a timely basis.

The lack of physical certificates could also:

•	result in payment delays to you because the trustee will be sending distributions on the notes to DTC instead of directly to you;

•	make it difficult or impossible for you to pledge certificates if physical certificates are required by the party demanding the pledge; and

•	hinder your ability to resell notes because some investors may be unwilling to buy notes that are not in physical form.

Risks relating to our business

We identified a material weakness related to our internal control over the accounting for income taxes that, if not satisfactorily remediated, could result in material misstatements in our consolidated financial statements in future periods.

On November 7, 2011, management and the Audit Committee of the Board of Directors concluded that our financial statements for the three years ended February 28, 2011, and for each of the quarters ended May 27, 2011 and August 26, 2011, must be restated to reflect the impact of an understatement of a deferred tax asset that occurred in the fiscal year ended February 29, 2004. In addition, management concluded that this error arose from a material weakness related to the internal control over the accounting for income taxes.

Specifically, we did not maintain processes, procedures and controls adequate to ensure accurate tax accounting with respect to the tax basis of our inventory, resulting in an understatement of a deferred tax asset in the fiscal year ended February 29, 2004, which resulted in the understatement of net income, deferred and refundable income taxes, current assets, total assets and total shareholders’ equity by $14.8 million for the fiscal year ended February 29, 2004. Although the understatement had no impact on reported cash flows or any results of operations for subsequent periods, the material weakness necessitated the restatement of our consolidated statements of financial position and the affected balance sheet items and data that were included in our previously filed Annual Report on Form 10-K for the fiscal year ended February 28, 2011, as well as in our Quarterly Reports on Form 10-Q for the first and second quarters of the fiscal year ending February 29, 2012. If not remediated, this material weakness could result in material misstatements in our consolidated financial statements in future periods.

As a result of the material weakness, we commenced remediation efforts, which will include: placing a senior accounting professional in a leadership position within the tax department and hiring additional tax professionals in order to spread workloads and facilitate additional levels of review; reviewing the tax department to ensure that the areas of responsibilities are properly matched to the staff competencies and that the lines of communication, processes, procedures and controls are effective; and enhancing the documentation of all deferred tax items.

We cannot make any assurances that we will successfully remediate this material weakness and thus reduce to remote the likelihood that material misstatements concerning accounting for income taxes will not be prevented or detected in a timely manner.

Use of proceeds

The net proceeds from the offering of notes are expected to be approximately $220.4 million after deducting the underwriting discount and estimated offering expenses. We will use the net proceeds of this offering, together with cash on hand, to repurchase our 2016 senior notes and our 2016 notes, approximately $222.0 million and $32.7 million of which were outstanding as of November 14, 2011, respectively. The existing notes mature on June 1, 2016. Prior to such application, all or a portion of the net proceeds may be invested in short-term investments.

On November 15, 2011, we commenced tender offers to purchase any and all of our outstanding existing notes. In conjunction with the tender offers, we commenced consent solicitations to amend the indentures governing our existing notes to, among other things, eliminate substantially all of the restrictive covenants therein and reduce the redemption notice period from 30 days to three business days. The tender offers and consent solicitations are scheduled to expire at midnight, New York City time, on December 13, 2011, unless extended or earlier terminated. Holders of the existing notes that validly tender and do not withdraw their notes and validly deliver and do not revoke their consents prior to 5:00 p.m., New York City time, on November 29, 2011, are entitled to receive a consent payment. If all of our outstanding existing notes are repurchased pursuant to the tender offers, the total tender offer consideration payable by us, including the consent payment, is expected to be approximately $263.5 million, excluding accrued and unpaid interest.

The consummation of each of the tender offers is conditioned upon, among other things, the satisfaction, or waiver by us, of certain conditions, including the completion of this offering. This offering is not conditioned on any minimum amount of existing notes being repurchased pursuant to the tender offers. Following the tender offers, we intend to redeem any existing notes that remain outstanding through the exercise of the optional redemption provisions in the indentures.

The following table illustrates the anticipated sources and uses of funds for the foregoing, excluding accrued and unpaid interest on the existing notes.

Sources of funds:	Amount

(Dollars in millions)
Notes offered hereby	$225.0
Cash on hand	43.5

Total sources of funds	$268.5

Uses of funds:	Amount

(Dollars in millions)
Repurchase of existing notes pursuant to tender offers	$254.7
Premium to repurchase existing notes in tender offers (including consent payment)	8.8

Estimated offering and tender offer fees and expenses	5.0

Total uses of funds	$268.5

Capitalization

The following table sets forth our cash and cash equivalents and consolidated capitalization as of August 26, 2011:

•	on an actual basis; and

•

as adjusted to give effect to the issuance of $225.0 million in aggregate principal amount of the notes in this offering, the completion of the tender offers for our existing notes (assuming 100% of the holders had tendered their notes in the tender offers) and the application of the net proceeds from this offering as set forth under “Use of proceeds.”

You should read the following data together with the consolidated financial statements and notes to the consolidated financial statements, our Management’s Discussion and Analysis of Financial Condition and Results of Operations and other financial and operating data included elsewhere in this prospectus supplement or incorporated in this prospectus supplement by reference.

	As of August 26, 2011
	Actual	As adjusted

	(In thousands)
Cash and cash equivalents	$209,326	$165,841	(1)

Capitalization:
Long-term debt (including debt classified as current):
Accounts receivable securitization facility	$—	$—
Senior secured credit facility	—	—
7.375% senior notes due 2016(2)	213,593	—
7.375% notes due 2016(2)	20,196	—
6.100% senior notes due 2028	181	181
7.375% senior notes due 2021 offered hereby	—	225,000

Total long-term debt (including debt classified as current)	233,970	225,181

Equity:
Total shareholders’ equity	799,623	799,623	(3)
Total book capitalization	$1,033,593	$1,024,804

(1)	As adjusted, cash and cash equivalents does not include the tax impact of costs, premiums and fees for the tender offers for the 2016 senior notes and the 2016 notes, nor does it include the tax impact of costs and fees for the issuance of the notes offered hereby.

(2)	The book value of 2016 senior notes is net of unamortized issue discount of $8.4 million. The book value of 2016 notes is net of unamortized issue discount of $12.5 million.

(3)	As adjusted, shareholders’ equity does not include charges related to the premiums in the tender offers (including the consent payment), costs, fees, deferred financing charges or unamortized discounts related to the 2016 senior notes and the 2016 notes or the cost and fees for the issuance of the notes offered hereby.

Description of other indebtedness

Senior secured credit facility

We are the borrower under a senior secured credit facility pursuant to an amended and restated credit agreement, dated June 11, 2010, with PNC Bank, National Association, as the global administrative agent and lender, and various financial institutions, as lenders. The senior secured credit facility provides for revolving loan borrowings up to $350 million, including the ability to increase the size of the facility to up to $400 million, subject to customary conditions. The senior secured credit facility also provides for a $25 million sub-limit for the issuance of swing line loans and a $100 million sub-limit for the issuance of letters of credit. Our senior secured credit facility expires on June 11, 2015.

As of August 26, 2011, we had approximately $330.8 million of unused borrowing capacity available under the revolving loan component, net of outstanding letters of credit. Borrowings under our senior secured credit facility are guaranteed by all of our material domestic subsidiaries and are secured by substantially all of our personal property and each of our material domestic subsidiaries, including a pledge of all of the capital stock in substantially all of our domestic subsidiaries and 65% of the capital stock of our material first tier international subsidiaries.

Interest and Fees.    Revolving loans that are denominated in U.S. dollars bear interest at either the U.S. base rate or the London Inter-Bank Offer Rate, or LIBOR, at our election, plus a margin determined according to our leverage ratio. Swing line loans bear interest at a quoted rate agreed upon by us and the swing line lender. In addition to interest, we are required to pay commitment fees on the unused portion of the revolving loan component. The commitment fee rate is initially 0.50% per annum and is subject to adjustment thereafter, based on our leverage ratio.

Existing Letters of Credit.    In addition to amounts borrowed under its revolving component, there was $19.2 million of letters of credit outstanding under the senior secured credit facility as of August 26, 2011.

Covenants.    Our senior secured credit facility contains certain restrictive covenants customary for similar credit agreements, including covenants limiting our and the guarantors’ ability to:

•	create liens;
•	dispose of assets;
•	issue debt;
•	make investments or acquisitions;
•	pay dividends;
•	repurchase capital stock; and
•	enter into transactions with affiliates.

Our senior secured credit facility also requires us to comply with financial covenants, including maintaining a maximum leverage ratio and a minimum interest coverage ratio. At August 26, 2011, we were in compliance with these financial and other covenants under our senior secured credit facility.

Our senior secured credit facility also requires us to make certain mandatory prepayments of outstanding indebtedness using the net cash proceeds received from certain dispositions, events of loss and additional indebtedness that we may incur.

Default.    Our senior secured credit facility contains events of default customary for similar credit arrangements, including, but not limited to, the following:

•	nonpayment of principal, interest or fees;
•	inaccuracies of representations and warranties;
•	cross-defaults;
•	unsatisfied judgments;
•	violations of covenants;
•	events of bankruptcy and insolvency;
•	certain adverse employee benefits liabilities; and
•	changes of control.

Receivables securitization facility

We are party to an amended and restated receivables purchase agreement, dated as of October 24, 2006, as amended, with AGC Funding as servicer, PNC Bank, National Association, as administrator, and various other financial institutions as purchasers, which governs our receivables securitization facility. Borrowings under our receivables securitization facility are limited based on our eligible receivables outstanding. As of August 26, 2011, we had no borrowings and $12.6 million of letters of credit outstanding under our receivables securitization facility. Pursuant to an amendment entered into in September 2011, the availability under our receivables securitization facility was reduced from $80 million to $70 million. Under our receivables securitization facility, we and certain of our subsidiaries sell accounts receivable to AGC Funding, which in turn sells undivided interests in eligible accounts receivable to third party financial institutions as part of a process that provides us funding that is similar to a revolving credit facility.

Our receivables securitization facility expires on September 21, 2012; provided, however, that in addition to customary termination provisions, our receivables securitization facility will terminate upon termination of the liquidity commitments obtained by the purchasers from third-party liquidity providers.

Yield and Fees.    AGC Funding sells accounts receivable to certain financial institutions party to the receivables securitization facility at a discount rate that is based on (i) commercial paper interest rates, (ii) LIBOR rates plus an applicable margin or (iii) a rate that is the higher of the prime rate as announced by the applicable purchaser financial institution or the federal funds rate plus 0.50%. AGC Funding pays an annual commitment fee ranging from 30 to 40 basis points on the unfunded portion of our receivables securitization facility, depending upon usage of the facility. AGC Funding also pays customary administrative fees on outstanding letters of credit and outstanding amounts funded under the facility.

Covenants.    Our receivables securitization facility contains certain restrictive covenants customary for similar arrangements, including covenants limiting our and the guarantors’ ability to:

•	extend, amend or modify the terms of accounts receivable;
•	change our credit and collection policies with respect to accounts receivable;

•	create liens;
•	dispose of assets;
•	pay dividends on or purchase or redeem our capital stock;
•	repay, redeem and repurchase debt;
•	lend or advance funds; and
•	enter into transactions with affiliates.

At August 26, 2011, we were in compliance with these and other covenants under our receivables securitization facility.

Termination Events.    Our receivables securitization facility contains termination events customary for similar arrangements, including, but not limited to, the following:

•	nonpayment of payments and deposits;
•	violations of covenants;
•	inaccuracies of representations and warranties;
•	events of bankruptcy and insolvency;
•	failure to maintain our accounts receivable pool at certain levels; and
•	the occurrence of a change of control.

Guaranties

In connection with the sale of certain of our assets to Schurman Fine Paper, or Schurman, in April 2009, we agreed to provide Schurman limited credit support through the provision of a liquidity guaranty and a bridge guaranty in favor of the lenders under Schurman’s senior credit facility. The bridge guaranty was terminated in April 2011. Pursuant to the terms of the liquidity guaranty, we have guaranteed the repayment of up to $12 million of Schurman’s borrowings under its senior credit facility.

Description of the notes

As used below in this “Description of the notes” section, the “Issuer” means American Greetings Corporation, an Ohio corporation, and its successors, but not any of its subsidiaries. The Issuer will issue the Notes under a base indenture, to be dated as of November 30, 2011 between itself and The Bank of Nova Scotia Trust Company of New York, as trustee (the “Trustee”), as supplemented by a supplemental indenture, to be dated as of November 30, 2011 (the “supplemental indenture”) among the Issuer and the Trustee, which supplemental indenture will restate in their entirety the terms of the base indenture as supplemented by the supplemental indenture. In this section, the term “Indenture” refers to the base indenture as supplemented by the supplemental indenture. The terms of the Notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. For more information on how you may obtain a copy of the Indenture, see “Where you can find more information” and “Information incorporated by reference.”

The following is a summary of the material terms and provisions of the Notes. The following summary does not purport to be a complete description of the Notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Indenture. You can find definitions of certain terms used in this description under the heading “—Certain definitions.” In the event of any inconsistency between the terms of the Notes contained in this prospectus supplement and the provisions of the Indenture contained in the accompanying prospectus, the terms of the Notes contained in this prospectus supplement shall control with respect to the Notes.

Terms, principal, maturity and interest

The Notes will be general unsecured senior obligations of the Issuer. The Notes will mature on December 1, 2021. The Notes will bear interest from the date of original issue at the rate shown on the cover page of this prospectus supplement. Interest on the Notes will be payable on June 1 and December 1 of each year, commencing on June 1, 2012, to Holders of record at the close of business on May 15 or November 15, as the case may be, immediately preceding the relevant interest payment date. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

The Notes will be issued in registered form, without coupons, and in denominations of $2,000 and integral multiples of $1,000.

An aggregate principal amount of Notes equal to $225.0 million is being issued in this offering. The Issuer may issue additional Notes having identical terms and conditions to the Notes being issued in this offering, except for issue date, issue price and first interest payment date, in an unlimited aggregate principal amount (the “Additional Notes”), subject to compliance with the covenant described under “—Certain covenants—Limitations on Additional Indebtedness.” Any Additional Notes will be part of the same issue as the Notes being issued in this offering and will be treated as one class with the Notes being issued in this offering, including for purposes of voting, redemptions and offers to purchase. For purposes of this “Description of the notes,” except for the covenant described under “—Certain covenants—Limitations on Additional Indebtedness,” references to the Notes include Additional Notes, if any.

Methods of receiving payments on the Notes

If a Holder has given wire transfer instructions to the Issuer at least ten Business Days prior to the applicable payment date, the Issuer will make all payments on such Holder’s Notes by wire transfer of immediately available funds to the account specified in those instructions. Otherwise, payments on the Notes will be made at the office or agency of the paying agent (the “Paying Agent”) and registrar (the “Registrar”) for the Notes unless the Issuer elects to make interest payments by check delivered to the Holders at their addresses set forth in the register of Holders.

Ranking

The Notes will be general unsecured senior obligations of the Issuer. The Notes will rank senior in right of payment to all future obligations of the Issuer that are, by their terms, expressly subordinated in right of payment to the Notes and pari passu in right of payment with all existing and future unsecured obligations of the Issuer that are not so subordinated. Any Note Guarantee (as defined below) will be a general unsecured obligation of the Guarantor thereof and will rank senior in right of payment to all future obligations of such Guarantor that are, by their terms, expressly subordinated in right of payment to such Note Guarantee and pari passu in right of payment with all existing and future unsecured obligations of such Guarantor that are not so subordinated.

The Notes and any Note Guarantee will be effectively subordinated to secured Indebtedness of the Issuer and the applicable Guarantor to the extent of the value of the assets securing such Indebtedness. On the Issue Date, the Issuer’s obligations under the Credit Agreement will be secured by substantially all of the personal property of the Issuer and its domestic Subsidiaries.

The Notes will also be effectively subordinated to all existing and future obligations, including Indebtedness, of any Unrestricted Subsidiaries. Claims of creditors of these Subsidiaries, including trade creditors, will generally have priority as to the assets of these Subsidiaries over the claims of the Issuer and the holders of the Issuer’s Indebtedness, including the Notes.

As of August 26, 2011, assuming this offering and the tender offers for our existing notes had closed on that date (assuming 100% of the holders of the existing notes tender their notes in the tender offers) and the application of the net proceeds from this offering as set forth under “Use of proceeds,” we would have had total Indebtedness of approximately $225.2 million (excluding outstanding letters of credit), none of which would have been secured Indebtedness. In addition, as of such date and after giving effect to such transactions, we would have had approximately $19.2 million of outstanding letters of credit and $330.8 million of additional secured borrowing availability under our senior secured credit facility, and our Subsidiaries would have had approximately $175.8 million of Indebtedness and other liabilities, including trade payables. In addition, as of such date, AGC Funding Corporation, one of our Subsidiaries, was a Receivables Subsidiary, with availability under our receivables securitization facility, a Qualified Receivables Transaction, of $80.0 million (subsequently reduced to $70.0 million), and had no borrowings and $12.6 million of letters of credit outstanding under such facility. Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuer and the Restricted Subsidiaries may incur, under certain circumstances, the amount of this Indebtedness could be substantial. See “—Certain covenants—Limitations on Additional Indebtedness” and “—Limitations on Liens.”

Note Guarantees

The Issuer’s obligations under the Notes and the Indenture will be jointly and severally guaranteed (the “Note Guarantees”) by each Restricted Subsidiary (other than any Immaterial Subsidiary, Foreign Subsidiary or any Receivables Subsidiary) that either (i) guarantees any Indebtedness of the Issuer (other than Indebtedness under the Credit Facilities (provided that such Restricted Subsidiary is also guaranteeing Indebtedness under the Credit Agreement)) or guarantees any Indebtedness (other than Indebtedness under the Credit Facilities (provided that such Restricted Subsidiary is also guaranteeing Indebtedness under the Credit Agreement) or Indebtedness incurred pursuant to clauses (4), (5), (6), (7), (8), (9), (11) or (13) of the definition of Permitted Indebtedness) of any other Restricted Subsidiary or (ii) incurs any Indebtedness other than Permitted Indebtedness. The Issuer may also cause any other Restricted Subsidiary to become a Guarantor pursuant to the terms of the Indenture.

On the Issue Date, none of our Subsidiaries will be obligated to guarantee the Notes. In addition, Unrestricted Subsidiaries, Immaterial Subsidiaries, Receivables Subsidiaries and Foreign Subsidiaries will not be Guarantors. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, these non-guarantor Subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us. During the six months ended August 26, 2011, our Subsidiaries represented approximately 10% of our consolidated net income and 34% of our net sales and, as of August 26, 2011, held approximately 39% of our consolidated assets and had approximately $175.8 million of Indebtedness and other liabilities, including trade payables, to which the Notes would have been structurally subordinated.

As of the date of the Indenture, all of our Subsidiaries, other than Hatchery, will be “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “—Certain covenants—Limitation on designation of Unrestricted Subsidiaries,” the Issuer will be permitted to designate any of its Subsidiaries as “Unrestricted Subsidiaries.” The effect of designating a Subsidiary as an “Unrestricted Subsidiary” will be that:

•	an Unrestricted Subsidiary will not be subject to many of the restrictive covenants in the Indenture;

•	a Subsidiary that has previously been a Guarantor and that is designated an Unrestricted Subsidiary will be released from its Note Guarantee and its obligations under the Indenture; and

•

the assets, income, cash flow and other financial results of an Unrestricted Subsidiary will not be consolidated with those of the Issuer for purposes of calculating compliance with the restrictive covenants contained in the Indenture.

The obligations of any Guarantor under its Note Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any guarantees under the Credit Agreement) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Any Guarantor that makes a payment for distribution under its Note Guarantee is entitled to a contribution from each other Guarantor in a pro rata amount based on adjusted net assets of each Guarantor.

A Guarantor shall be released from its obligations under its Note Guarantee and its obligations under the Indenture:

(1)	in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of a majority of the Voting Stock of such Guarantor then held by the Issuer and the Restricted Subsidiaries;

(2)	if such Guarantor is designated as an Unrestricted Subsidiary or otherwise ceases to be a Restricted Subsidiary, in each case in accordance with the provisions of the Indenture, upon effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, respectively;

(3)	if such Guarantor would no longer be required to issue a Note Guarantee as required under “Certain covenants—Future Note Guarantees,” including, without limitation, upon the release of the Guarantor from its liability in respect of Indebtedness of the Issuer or a Restricted Subsidiary that required the Guarantor to initially Guarantee the Notes; provided that a Guarantor shall not be permitted to be released from its Note Guarantee if it is an obligor with respect to Indebtedness that would not, under “—Certain covenants—Limitations on Additional Indebtedness,” be permitted to be incurred by a Restricted Subsidiary;

(4)	upon legal defeasance of the Notes or satisfaction and discharge of the Indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and discharge;” or

(5)	with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding in accordance with the provisions under the caption “—Amendment, supplement and waiver.”

Optional redemption

Except as set forth below, the Notes may not be redeemed prior to December 1, 2016. At any time or from time to time on or after December 1, 2016, the Issuer, at its option, may on any one or more occasions redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon, if any, to, but excluding, the redemption date, if redeemed during the 12-month period beginning December 1 of the years indicated:

Year	Optional Redemption Price

2016	103.688%
2017	102.458%
2018	101.229%
2019 and thereafter	100.000%

In addition, at any time prior to December 1, 2016, the Notes may also be redeemed or purchased (by the Issuer or any other Person) on any one or more occasions in whole or in part, at the Issuer’s option, at a price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, but excluding, the date of redemption or purchase (the “Redemption Date”) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

“Applicable Premium” means, with respect to a Note at any Redemption Date, the greater of:

(1)	1.0% of the principal amount of such Note; and

(2)	the excess of:

(a)	the present value at such Redemption Date of (1) the redemption price of such Note on December 1, 2016, such redemption price being that described above plus (2) all required remaining scheduled interest payments due on such Note through December 1, 2016, other than accrued interest to such redemption date, computed using a discount rate equal to the Treasury Rate plus 50 basis points per annum discounted on a semi-annual bond equivalent basis, over

(b)	the principal amount of such Note on such Redemption Date.

Calculation of the Applicable Premium will be made by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate; provided, however, that such calculation shall not be a duty or obligation of the Trustee.

“Treasury Rate” means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to December 1, 2016; provided, however, that if the period from such Redemption Date to December 1, 2016 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such Redemption Date to December 1, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Redemption with Proceeds from Equity Offerings.    At any time or from time to time prior to December 1, 2014, the Issuer, at its option, may redeem up to 35% of the aggregate principal amount of the Notes issued under the Indenture with the net cash proceeds of one or more Qualified Equity Offerings at a redemption price equal to 107.375% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that (1) at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption and (2) the redemption occurs within 90 days of the date of the closing of any such Qualified Equity Offering.

Mandatory redemption

The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Selection and notice of redemption

In the event that less than all of the Notes are to be redeemed at any time pursuant to an optional redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national security exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $2,000 or less shall be redeemed in part. In addition, if a partial redemption is made pursuant to the provisions described under “—Optional redemption—Redemption with proceeds from Equity Offerings,” selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company), unless that method is otherwise prohibited.

Notice of redemption will be delivered at least 30 but not more than 60 days before the date of redemption to each Holder of Notes to be redeemed, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a satisfaction and discharge of the Indenture. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon cancellation of the original Note. On and after the date of redemption, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the paying agent for the Notes funds in satisfaction of the redemption price (including accrued and unpaid interest on the Notes to be redeemed) pursuant to the Indenture.

Change of Control

Upon the occurrence of any Change of Control, each Holder will have the right to require that the Issuer purchase that Holder’s Notes pursuant to the offer described below for a cash price (the “Change of Control Purchase Price”) equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to, but excluding, the date of purchase.

Within 30 days following any Change of Control, the Issuer will deliver, or caused to be delivered, to the Holders a notice:

(1)	describing the transaction or transactions that constitute the Change of Control;

(2)	offering to purchase, pursuant to the procedures required by the Indenture and described in the notice (a “Change of Control Offer”), on a date specified in the notice (which shall be a Business Day not earlier than 30 days nor later than 60 days from the date the notice is sent) and for the Change of Control Purchase Price, all Notes properly tendered by such Holder pursuant to such Change of Control Offer; and

(3)	describing the procedures that Holders must follow to accept the Change of Control Offer.

The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the date of purchase.

If a Change of Control Offer is made, there can be no assurance that the Issuer will have available funds sufficient to pay for all or any of the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In addition, we cannot assure you that in the event of a Change of Control the Issuer will be able to obtain the consents necessary to consummate a Change of Control Offer from the lenders under agreements governing outstanding Indebtedness which may prohibit the offer.

The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable to the transaction giving rise to the Change of Control. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Issuer purchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Issuer’s obligation to make a Change of Control Offer will be satisfied if a third party makes the Change of Control Offer in the manner and at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer. The Issuer will not be required to make a Change of Control Offer if notice of redemption has been given pursuant to the Indenture as described above under the caption “—Optional redemption” unless and until there is a default in payment of the applicable redemption price.

Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

With respect to any disposition of assets, the phrase “all or substantially all” as used in the Indenture (including as set forth under the definition of “Change of Control” and “—Certain covenants—Limitations on Mergers, Consolidations, Etc.” below) varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders have the right to require the Issuer to purchase Notes.

The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-l under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue of this compliance.

Certain covenants

Limitations on Additional Indebtedness.    The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness; provided that the Issuer or any Restricted Subsidiary may incur additional Indebtedness if, after giving effect thereto, the Consolidated Interest Coverage Ratio would be at least 2.00 to 1.00 (the “Coverage Ratio Exception”).

Notwithstanding the above, each of the following shall be permitted (the “Permitted Indebtedness”):

(1)	Indebtedness of the Issuer and any Restricted Subsidiary under the Credit Facilities in an aggregate principal amount at any time outstanding not to exceed $650.0 million (excluding the amount of any Hedging Obligations);

(2)	the Notes issued on the Issue Date and the Note Guarantees;

(3)	Indebtedness of the Issuer and the Restricted Subsidiaries to the extent outstanding on the Issue Date after giving effect to the intended use of proceeds of the Notes (other than Indebtedness referred to in clause (1), (2) or (5));

(4)	Indebtedness under Hedging Obligations entered into for bona fide hedging purposes of the Issuer or any Restricted Subsidiary not for the purpose of speculation and guarantees thereof by the Issuer or any Restricted Subsidiary; provided that in the case of Hedging Obligations relating to interest rates, (a) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by this covenant, and (b) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(5)	Indebtedness of the Issuer owed to a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to the Issuer or any other Restricted Subsidiary; provided, however, that upon any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or such Indebtedness being owed to any Person other than the Issuer or a Restricted Subsidiary, the Issuer or such Restricted Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (5);

(6)	Indebtedness in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, reclamations, statutory obligations, bankers’ acceptances and bid, performance, surety or similar bonds issued for the account of the Issuer or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the Issuer or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance, surety or similar obligations (in each case other than for an obligation for money borrowed), in the ordinary course of business;

(7)	Purchase Money Indebtedness and Capitalized Lease Obligations incurred by the Issuer or any Restricted Subsidiary, and guarantees thereof by the Issuer or any Restricted Subsidiary and Refinancing Indebtedness thereof, in an aggregate principal amount not to exceed at any time outstanding the greater of (i) $25.0 million and (ii) 2.0% of Consolidated Total Assets;

(8)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that in all cases such Indebtedness is extinguished within five Business Days of incurrence;

(9)	Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(10)	Refinancing Indebtedness with respect to Indebtedness incurred pursuant to the Coverage Ratio Exception or clause (2) or (3) above or this clause (10);

(11)	indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets of the Issuer or any Restricted Subsidiary or Equity Interests of a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing or in contemplation of any such acquisition;

(12)	the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse to the Issuer or to any other Subsidiary of the Issuer or their assets (other than such Receivables Subsidiary and its assets and, as to the Issuer or any Subsidiary of the Issuer, other than pursuant to representations, warranties, covenants and indemnities customary for such transactions) and is not guaranteed by any such Person;

(13)	Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate principal amount not to exceed $75.0 million at any time outstanding; and

(14)	the guarantee by the Issuer or any Restricted Subsidiary of Indebtedness of the Issuer or any Restricted Subsidiary that was permitted to be incurred by another provision of this covenant; provided, that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then such guarantees shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (14) above or is entitled to be incurred pursuant to the Coverage Ratio Exception, the Issuer shall, in its sole discretion, classify such item of Indebtedness and may divide and classify such Indebtedness in more than one of the types of Indebtedness described, except that Indebtedness incurred under the Credit Facilities on the Issue Date shall be deemed to have been incurred under clause (1) above, and may later reclassify any item of Indebtedness described in clauses (1) through (14) above (provided that at the time of reclassification it meets the criteria in such category or categories). The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Preferred Stock or Disqualified Equity Interests in the form of additional shares of the same class of Preferred Stock or Disqualified Equity Interest will not be deemed to be an incurrence of Indebtedness or an issuance of Preferred Stock or Disqualified Equity Interests for purposes of this covenant. In addition, for purposes of determining any particular amount of Indebtedness under this covenant, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as incurred by a Person that could have incurred such Indebtedness.

Limitations on Restricted Payments.    The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment:

(1)	a Default shall have occurred and be continuing or shall occur as a consequence thereof;

(2)	the Issuer cannot incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or

(3)	the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Issue Date (other than Restricted Payments made pursuant to clauses (2), (3), (4), (5), (6), (7), (8), (9), (10), (11) and (12) of the next paragraph), exceeds the sum (the “Restricted Payments Basket”) of (without duplication):

(a)	50% of Consolidated Net Income for the period (taken as one accounting period) commencing on the first day of the fiscal quarter in which the Issue Date occurs to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit), plus

(b)	100% of the aggregate net cash proceeds and the Fair Market Value of non-cash assets received by the Issuer either (x) as contributions to the common equity of the Issuer after the Issue Date or (y) from the issuance and sale of Equity Interests (other than Disqualified Equity Interests) or from the issue or sale of convertible or exchangeable Disqualified Equity Interests or debt securities to the extent converted into or exchanged for Equity Interests, in each case issued after the Issue Date, other than (A) any such proceeds which are used to redeem Notes in accordance with the provisions under “—Optional redemption—Redemption with proceeds from Equity Offerings,” or (B) any such proceeds or assets received from a Subsidiary of the Issuer, plus

(c)	the aggregate amount by which Indebtedness incurred by the Issuer or any Restricted Subsidiary subsequent to the Issue Date is reduced on the Issuer’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) into Equity Interests (other than Disqualified Equity Interests) (less the amount of any cash, or the fair value of assets, distributed by the Issuer or any Restricted Subsidiary upon such conversion or exchange), plus

(d)	in the case of the disposition or repayment of or return on any Investment that was treated as a Restricted Payment made after the Issue Date, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the aggregate amount received by the Issuer or any Restricted Subsidiary in cash or other property (valued at the Fair Market Value thereof) as the return of capital with respect to such Investment, plus

(e)	upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary with or into the Issuer or any

Restricted Subsidiary, the lesser of (i) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such Redesignation, consolidation or merger, and (ii) the aggregate amount of the Issuer’s Investments in such Subsidiary to the extent such Investments reduced the Restricted Payments Basket and were not previously repaid or otherwise reduced, plus

(f)	50% of any cash dividends received by the Issuer or a Restricted Subsidiary after the Issue Date from an Unrestricted Subsidiary, to the extent that such dividends were not otherwise included in Consolidated Net Income.

The foregoing provisions will not prohibit:

(1)	the payment by the Issuer or any Restricted Subsidiary of any dividend within 60 days after the date of declaration thereof, if on the date of declaration the payment would have complied with the provisions of the Indenture;

(2)	the making of any Restricted Payment in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests;

(3)	other than pursuant to clause (8) below, the redemption of Equity Interests of the Issuer held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates), upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions shall not exceed (A) $5.0 million during any calendar year (with unused amounts being available to be used in the following calendar year, but not in any succeeding calendar year) plus (B) the amount of any net cash proceeds received by or contributed to the Issuer from the issuance and sale after the Issue Date of Qualified Equity Interests of the Issuer to its officers, directors or employees that have not been applied to the payment of Restricted Payments pursuant to this clause (3), plus (C) the net cash proceeds of any “key-man” life insurance policies that have not been applied to the payment of Restricted Payments pursuant to this clause (3);

(4)	repurchases of Equity Interests that occur or are deemed to occur (i) upon the exercise of stock options, warrants or similar rights to the extent such Equity Interests represents a portion of the exercise price thereof, (ii) as a result of Equity Interests being utilized to satisfy tax withholding obligations upon exercise of stock options or vesting of other equity awards and (iii) upon the cancellation or forfeiture of stock options, warrants or other equity awards;

(5)	Restricted Payments pursuant to the Transactions;

(6)	Restricted Payments if after giving effect thereto the Issuer’s Net Leverage Ratio is not greater than 3.0 to 1.0;

(7)	other Restricted Payments in an amount not to exceed $75.0 million;

(8)	the purchase or retirement of Class B Common Stock of the Issuer from any Permitted Holder in an aggregate amount not to exceed $20.0 million in any twelve-month period;

(9)	so long as no Event of Default has occurred and is continuing or would arise as a result thereof, the payment by the Issuer of any dividend to the holders of any class or series of its Equity Interests on a pro rata basis among the holders of such class or series of Equity Interests in an aggregate amount not to exceed $25.0 million in any twelve-month period;

(10)	the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Equity Interests issued on or after the Issue Date in compliance with the covenant described under “—Limitations on Additional Indebtedness;”

(11)	cash payments made in lieu of the issuance of fractional shares (whether in connection with the exercise of warrants, options or other securities convertible into or exchangeable into Equity Interests of the Issuer or otherwise); or

(12)	the repurchase or redemption of common stock or Preferred Stock purchase rights issued in connection with any shareholders rights plans;

provided that no proceeds from the issuance and sale of Qualified Equity Interests used to make a payment pursuant to clause (2) or (3)(B) above shall increase the Restricted Payments Basket.

For purposes of determining compliance with this “Limitation on Restricted Payments” covenant, in the event that a payment or other action meets the criteria of more than one of the exceptions described in clauses (1) through (12) above, or is entitled to be made pursuant to the first paragraph of this covenant (including any payment or other action that constitutes a “Permitted Investment”), the Issuer will be permitted to classify such payment or other action on the date of its occurrence in any manner that complies with this covenant (including any payment or other action that constitutes a “Permitted Investment”). Payments or other actions permitted by this covenant need not be permitted solely by reference to one provision permitting such payment or other action (including any payment or other action that constitutes a “Permitted Investment”), but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting payment or other action (including any payment or other action that constitutes a “Permitted Investment”).

Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries.    The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)	pay dividends or make any other distributions on or in respect of its Equity Interests to the Issuer or any other Restricted Subsidiary;

(b)	make loans or advances or pay any Indebtedness or other obligation owed to the Issuer or any other Restricted Subsidiary; or

(c)	transfer any of its assets to the Issuer or any other Restricted Subsidiary;

except for:

(1)	encumbrances or restrictions existing under or by reason of applicable law, regulation or order;

(2)	encumbrances or restrictions existing under the Indenture, the Notes and the Note Guarantees;

(3)	non-assignment, pledge or security interest provisions of any contract or any lease entered into in the ordinary course of business;

(4)	encumbrances or restrictions existing under agreements existing on the Issue Date (including, without limitation, the Credit Agreement) as in effect on that date;

(5)	encumbrances or restrictions existing under the agreements governing the Credit Facilities to the extent the Indebtedness under such Credit Facilities is permitted to be incurred under the Indenture, provided that any such encumbrances or restrictions are no more materially restrictive overall on any Restricted Subsidiary compared to encumbrances or restrictions generally applicable to Restricted Subsidiaries under the Credit Agreement;

(6)	restrictions relating to any Lien permitted under the Indenture imposed by the holder of such Lien;

(7)	restrictions imposed under any agreement to sell assets permitted under the Indenture to any Person pending the closing of such sale;

(8)	any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(9)	any other agreement governing Indebtedness entered into after the Issue Date that contains encumbrances and restrictions that are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date;

(10)	customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

(11)	Capitalized Lease Obligations and Purchase Money Indebtedness incurred in compliance with the covenant described under “—Limitations on Additional Indebtedness” that impose restrictions of the nature described in clause (c) above on the assets acquired;

(12)	restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business;

(13)	encumbrances or restrictions contained in Indebtedness of Foreign Subsidiaries permitted to be incurred under the Indenture;

(14)	any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (4) and (6) through (13) above; provided that such amendments or refinancings are not materially more restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing; and

(15)	Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to such Receivables Subsidiary and contractual restrictions against the sale of accounts receivable or the assets related thereto other than in connection with a Qualified Receivables Transaction.

Limitations on Transactions with Affiliates.    The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (an “Affiliate Transaction”), unless:

(1)	such Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm’s- length basis by the Issuer or that Restricted Subsidiary from a Person that is not an Affiliate of the Issuer or that Restricted Subsidiary; and

(2)	the Issuer delivers to the Trustee:

(a)	with respect to any Affiliate Transaction involving aggregate value in excess of $10.0 million, an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above and a Secretary’s Certificate which sets forth and authenticates a resolution that has been adopted by the Independent Directors approving such Affiliate Transaction; and

(b)	with respect to any Affiliate Transaction involving aggregate value of $40.0 million or more, the certificates described in the preceding clause (a) and a written opinion as to the fairness of such Affiliate Transaction to the Issuer or such Restricted Subsidiary from a financial point of view issued by an Independent Financial Advisor to the Board of Directors of the Issuer.

The foregoing restrictions shall not apply to:

(1)	transactions exclusively between or among (a) the Issuer and one or more Restricted Subsidiaries or (b) Restricted Subsidiaries; provided, in each case, that no Affiliate of the Issuer (other than another Restricted Subsidiary) owns Equity Interests of any such Restricted Subsidiary unless otherwise required by applicable law;

(2)	director, officer and employee compensation (including bonuses) and other benefits (including insurance policies, retirement, health, equity compensation and other benefit plans) and indemnification arrangements;

(3)	the entering into of a tax sharing agreement, or payments pursuant thereto, between the Issuer and/or one or more Subsidiaries, on the one hand, and any other Person with which the Issuer or such Subsidiaries are required or permitted to file a consolidated tax return or with which the Issuer or such Subsidiaries are part of a consolidated group for tax purposes to be used by such Person to pay taxes, and which payments by the Issuer and the Restricted Subsidiaries are not in excess of the tax liabilities that would have been payable by them on a stand-alone basis;

(4)	loans and advances permitted by clause (3) of the definition of “Permitted Investments;”

(5)	Restricted Payments of the type described in clause (1) or (2) of the definition of “Restricted Payment” and which are made in accordance with the covenant described under the caption “—Limitations on Restricted Payments;”

(6)	transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture;

(7)	(x) any agreement or transaction in effect on the Issue Date and disclosed in this prospectus supplement relating to the Notes (through incorporation by reference or otherwise), as in effect on the Issue Date or as thereafter amended or replaced in any manner, that, taken as a whole, is not more disadvantageous to the Holders or the Issuer in any material respect than such agreement as it was in effect on the Issue Date or (y) any transaction pursuant to any agreement referred to in the immediately preceding clause (x);

(8)	transactions between or among the Issuer or any Restricted Subsidiary participating in a Qualified Receivables Transaction, on the one hand, and/or any Receivables Subsidiary, on the other hand, or transactions between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment;

(9)	any transaction with a joint venture or similar entity which would constitute an Affiliate Transaction solely because the Issuer or a Restricted Subsidiary owns an Equity Interest in or otherwise controls such joint venture or similar entity; provided that no Affiliate of the Issuer or any of its Subsidiaries other than the Issuer or a Restricted Subsidiary shall have a beneficial interest in such joint venture or similar entity; and

(10)	(a) any transaction with an Affiliate where the only consideration paid by the Issuer or any Restricted Subsidiary is Qualified Equity Interests or (b) the issuance or sale of any Qualified Equity Interests.

Limitations on Liens.    The Issuer shall not, and shall not permit any Guarantor to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien (other than Permitted Liens) of any nature whatsoever against any assets of the Issuer or any Guarantor (including Equity Interests of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, which Lien secures Indebtedness, unless contemporaneously therewith:

(1)	in the case of any Lien securing an obligation that ranks pari passu with the Notes or a Note Guarantee, effective provision is made to secure the Notes or such Note Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same collateral; and

(2)	in the case of any Lien securing an obligation that is subordinated in right of payment to the Notes or a Note Guarantee, effective provision is made to secure the Notes or such Note Guarantee, as the case may be, with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation, in each case, for so long as such obligation is secured by such Lien.

Limitations on Asset Sales.    The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless at least 75% of the total consideration in such Asset Sale consists of cash or Cash Equivalents.

For purposes of the preceding paragraph, the following shall be deemed to be cash:

(a)	the amount (without duplication) of any Indebtedness of the Issuer or such Restricted Subsidiary (i) that is assumed by the transferee in such Asset Sale and with respect to which the Issuer or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness or (ii) in respect of which neither the Issuer nor any Restricted Subsidiary has any obligation following such Asset Sale,

(b)	the amount of any obligations or Publicly Traded Securities received from such transferee that are within 180 days converted by the Issuer or such Restricted Subsidiary to cash (to the extent of the cash actually so received),

(c)	the Fair Market Value of (i) any assets (other than securities) received by the Issuer or any Restricted Subsidiary to be used by it in a Permitted Business, (ii) Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the acquisition of such Person by the Issuer or (iii) a combination of (i) and (ii), and

(d)	any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received since the Issue Date pursuant to this clause (d) that is at that time outstanding, not to exceed the greater of (x) $20.0 million and (y) 1.00% of Consolidated Total Assets as of the end of the most recently ended fiscal quarter for which internal financial statements are available, in each case at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

If at any time any non-cash consideration received by the Issuer or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this covenant.

If the Issuer or any Restricted Subsidiary engages in an Asset Sale, the Issuer or such Restricted Subsidiary shall, no later than 365 days following the consummation thereof, apply all or any of the Net Available Proceeds therefrom to:

(1)	satisfy all mandatory repayment obligations under any Credit Facility arising by reason of such Asset Sale;

(2)	repay any Indebtedness which was secured by the assets sold in such Asset Sale;

(3)	in the case of any Asset Sale by a Foreign Subsidiary, repay any liability of one or more Foreign Subsidiaries;

(4)	(A) invest all or any part of the Net Available Proceeds thereof in the purchase of assets (other than securities) to be used by the Issuer or any Restricted Subsidiary in the Permitted Business, (B) acquire Qualified Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the consummation of such acquisition or (C) a combination of (A) and (B); and/or

(5)	make a Net Proceeds Offer (and redeem Pari Passu Indebtedness) in accordance with the procedures described below and in the Indenture.

The amount of Net Available Proceeds not applied or invested as provided in clauses (1), (2), (3) or (4) of this paragraph will constitute “Excess Proceeds.”

When the aggregate amount of Excess Proceeds equals or exceeds $20.0 million, the Issuer will be required to make an offer to purchase from all Holders and, if applicable, redeem (or make an offer to do so) any Pari Passu Indebtedness of the Issuer the provisions of which require the Issuer to redeem such Indebtedness with the proceeds from any Asset Sales (or offer to do so), in an aggregate principal amount of Notes and such Pari Passu Indebtedness equal to the amount of such Excess Proceeds as follows:

(1)	the Issuer will (a) make an offer to purchase (a “Net Proceeds Offer”) to all Holders in accordance with the procedures set forth in the Indenture, and (b) redeem (or make an offer to do so) any such other Pari Passu Indebtedness, pro rata in proportion to the respective principal amounts of the Notes and such other Indebtedness required to be redeemed, the maximum principal amount of Notes and Pari Passu Indebtedness that may be redeemed out of the amount (the “Payment Amount”) of such Excess Proceeds;

(2)	the offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest thereon, if any, to the date such Net Proceeds Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in the Indenture and the redemption price for such Pari Passu Indebtedness (the “Pari Passu Indebtedness Price”) shall be as set forth in the related documentation governing such Indebtedness;

(3)	if the aggregate Offered Price of Notes validly tendered and not withdrawn by Holders thereof exceeds the pro rata portion of the Payment Amount allocable to the Notes, Notes to be purchased will be selected on a pro rata basis; and

(4)	upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the amount of Excess Proceeds with respect to which such Net Proceeds Offer was made shall be deemed to be zero.

To the extent that the sum of the aggregate Offered Price of Notes tendered pursuant to a Net Proceeds Offer and the aggregate Pari Passu Indebtedness Price paid to the holders of such Pari Passu Indebtedness is less than the Payment Amount relating thereto (such shortfall constituting a “Net Proceeds Deficiency”), the Issuer may use the Net Proceeds Deficiency, or a portion thereof, for any purpose not prohibited by the Indenture.

The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Limitations on Asset Sales” provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Limitations on Asset Sales” provisions of the Indenture by virtue of this compliance.

Limitations on Designation of Unrestricted Subsidiaries.    After the Issue Date, the Issuer may designate any Subsidiary (including any newly formed or newly acquired Subsidiary) of the Issuer as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(1)	no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

(2)	the Issuer would be permitted to make, at the time of such Designation, (a) a Permitted Investment or (b) an Investment pursuant to the first paragraph of “—Limitations on

Restricted Payments” above, in either case, in an amount (the “Designation Amount”) equal to the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary on such date.

After the Issue Date, no Subsidiary shall be Designated as an “Unrestricted Subsidiary” unless such Subsidiary has no Indebtedness other than Non-Recourse Debt.

If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary at such time and, if the Indebtedness is not permitted to be incurred under the covenant described under “—Limitations on Additional Indebtedness” or the Lien is not permitted under the covenant described under “—Limitations on Liens,” the Issuer shall be in default of the applicable covenant.

The Issuer may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a “Redesignation”) only if:

(1)	no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

(2)	all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of the Indenture.

All Designations and Redesignations must be evidenced by resolutions of the Board of Directors of the Issuer, delivered to the Trustee certifying compliance with the foregoing provisions.

Limitations on Sale and Leaseback Transactions.    The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any Sale and Leaseback Transaction; provided that the Issuer or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

(1)	the Issuer or such Restricted Subsidiary could have (a) incurred the Indebtedness attributable to such Sale and Leaseback Transaction pursuant to the covenant described under “—Limitations on Additional Indebtedness” and (b) incurred a Lien to secure such Indebtedness without equally and ratably securing the Notes pursuant to the covenant described under “—Limitations on Liens;”

(2)	the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the Fair Market Value of the asset that is the subject of such Sale and Leaseback Transaction; and

(3)	the transfer of assets in such Sale and Leaseback Transaction is permitted by, and, to the extent applicable, the Issuer or the applicable Restricted Subsidiary applies the proceeds of such transaction in accordance with the covenant described under “—Limitations on Asset Sales.”

Limitations on Mergers, Consolidations, Etc.    The Issuer will not, directly or indirectly, in a single transaction or a series of related transactions, (a) consolidate or merge with or into another Person, or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Issuer or the Issuer and the Restricted Subsidiaries (taken as a whole) or (b) adopt a Plan of Liquidation unless, in either case:

(1)	either:

(a)	the Issuer will be the surviving or continuing Person; or

(b)	the Person formed by or surviving such consolidation or merger or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the “Successor”) is a corporation, limited liability company or limited partnership organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor expressly assumes, by agreements in form and substance reasonably satisfactory to the Trustee, all of the obligations of the Issuer under the Notes and the Indenture;

(2)	immediately prior to and immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, no Default shall have occurred and be continuing; and

(3)	immediately after giving effect to such transaction and the assumption of the obligations set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, the Issuer or the Successor, as the case may be, (i) could incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception or (ii) has a Consolidated Interest Coverage Ratio equal to or greater than the Consolidated Interest Coverage Ratio of the Issuer immediately prior to such transaction.

For purposes of this covenant, any Indebtedness of the Successor which was not Indebtedness of the Issuer immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the properties and assets of the Issuer, will be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

Upon any consolidation, combination or merger of the Issuer or a Guarantor, or any transfer of all or substantially all of the assets of the Issuer in accordance with the foregoing, in which the Issuer or such Guarantor is not the continuing obligor under the Notes or its Note Guarantee, as applicable, the surviving entity formed by such consolidation or into which the Issuer or such Guarantor is merged or the Person to which the conveyance, lease or transfer by the Issuer is made will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Guarantor under the Indenture, the Notes and the Note Guarantees, as applicable, with the same effect as if such surviving entity had been named therein as the Issuer or such Guarantor and, except in the case of a lease, the Issuer or such Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the Notes or in respect of its Note Guarantee, as the case may be, and all of the Issuer’s or such Guarantor’s other obligations and covenants under the Notes, the Indenture and its Note Guarantee, if applicable.

Notwithstanding the foregoing, any Restricted Subsidiary may consolidate with, merge with or into or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to the Issuer or another Restricted Subsidiary.

In connection with the merger of the Issuer with an Affiliate solely for the purpose of reincorporating the Issuer in another jurisdiction, only clauses (1) and (2) of the first paragraph of this covenant shall be applicable.

Future Note Guarantees.    If, after the Issue Date, (a) any Restricted Subsidiary (including any newly formed, newly acquired or newly Redesignated Restricted Subsidiary, but excluding any Immaterial Subsidiary, Foreign Subsidiary or Receivables Subsidiary) either (i) guarantees any Indebtedness of the Issuer (other than Indebtedness under the Credit Facilities (provided that such Restricted Subsidiary is also guaranteeing Indebtedness under the Credit Agreement)) or guarantees any Indebtedness (other than Indebtedness under the Credit Facilities (provided that such Restricted Subsidiary is also guaranteeing Indebtedness under the Credit Agreement) or Indebtedness incurred pursuant to clauses (4), (5), (6), (7), (8), (9), (11) or (13) of the definition of Permitted Indebtedness) of any other Restricted Subsidiary or (ii) incurs any Indebtedness other than Permitted Indebtedness or (b) the Issuer otherwise elects to have any Restricted Subsidiary become a Guarantor, then, in each such case, the Issuer shall cause such Restricted Subsidiary to:

(1)	execute and deliver to the Trustee (a) a supplemental indenture in form and substance satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture and (b) a notation of guarantee in respect of its Note Guarantee; and

(2)	deliver to the Trustee one or more opinions of counsel that such supplemental indenture (a) has been duly authorized, executed and delivered by such Restricted Subsidiary and (b) constitutes a valid and legally binding obligation of such Restricted Subsidiary in accordance with its terms.

Reports.    Whether or not required by the SEC, so long as any Notes are outstanding, the Issuer will file electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system, “EDGAR”), within the time periods that would be applicable to the Issuer under Section 13(a) or 15(d) of the Exchange Act (including any extension as would be permitted by Rule 12b-25 of the Exchange Act):

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuer were required to file these Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Issuer’s certified independent accountants; and

(2)	all current reports that would be required to be filed (but not furnished) with the SEC on Form 8-K if the Issuer were required to file these reports;

provided, however, that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing so long as the Issuer posts such reports on its website without any passcode or other restrictions within the time periods that would be applicable if the Issuer were required to file such reports.

The Issuer and the Guarantors have agreed that, for so long as any Notes remain outstanding, the Issuer will furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

The Issuer shall file with the Trustee promptly after it files such annual and quarterly reports, information, documents and other reports with the SEC, copies of its annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which the Issuer is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. Notwithstanding anything to the contrary in the foregoing, the Issuer will be deemed to have furnished such reports, information and documents referred to in the previous sentence to the Trustee if the Issuer has filed such reports, information and documents with the SEC via EDGAR and such reports, information and documents are publicly available. The Issuer also shall comply with the other provisions of Section 314(a) of the Trust Indenture Act of 1939, as amended.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

Covenant Termination.    Immediately after the Notes have reached Investment Grade Status, and notwithstanding that the Notes may later cease to have an Investment Grade Rating from either or both Rating Agencies, the Issuer and its Restricted Subsidiaries will be released from their obligations to comply with the restrictive covenants described under “Change of Control” and “Certain covenants,” except for the covenants described under the following headings:

(a)	“—Limitations on Mergers, Consolidations, Etc.”

(b)	clauses (1)(b) and (2) of the covenant described under “––Limitations on Sale and Leaseback Transactions,”

(c)	“—Limitations on Liens,” and

(d)	“––Reports.”

Immediately after the Notes have reached Investment Grade Status, the Issuer shall not designate any Subsidiary of the Issuer as an “Unrestricted Subsidiary” under the Indenture.

Events of Default

Each of the following is an “Event of Default”:

(1)	failure by the Issuer to pay interest on any of the Notes when it becomes due and payable and the continuance of any such failure for 30 days;

(2)	failure by the Issuer to pay the principal on any of the Notes when it becomes due and payable, whether at stated maturity, upon redemption, upon purchase, upon acceleration or otherwise;

(3)	failure by the Issuer to comply with any of its agreements or covenants described above under “—Certain covenants—Limitations on Mergers, Consolidations, Etc.,” or in respect of its obligations to make a Change of Control Offer as described under “—Change of Control;”

(4)	failure by the Issuer to comply with any of its agreements or covenants described above under “—Certain covenants—Reports” and continuance of this failure for 135 days after written notice of the failure has been given to the Issuer by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the Notes then outstanding;

(5)	failure by the Issuer to comply with any other agreement or covenant in the Indenture and continuance of this failure for 60 days after written notice of the failure has been given to the Issuer by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the Notes then outstanding;

(6)	default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness of the Issuer or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, which default:

(a)	is caused by a failure to pay at final maturity principal on such Indebtedness within the applicable express grace period and any extensions thereof,

(b)	results in the acceleration of such Indebtedness prior to its express final maturity, or

(c)	results in the commencement of judicial proceedings to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the assets securing such Indebtedness, and in each case, the principal amount of such Indebtedness, together with any other Indebtedness with respect to which an event described in clause (a), (b) or (c) has occurred and is continuing, aggregates $20.0 million or more;

(7)	one or more judgments or orders that exceed $20.0 million in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against the Issuer or any Restricted Subsidiary and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days of being entered;

(8)	the Issuer or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(a)	commences a voluntary case,

(b)	consents to the entry of an order for relief against it in an involuntary case,

(c)	consents to the appointment of a Custodian of it or for all or substantially all of its assets, or

(d)	makes a general assignment for the benefit of its creditors;

(9)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a)	is for relief against the Issuer or any Significant Subsidiary as debtor in an involuntary case,

(b)	appoints a Custodian of the Issuer or any Significant Subsidiary or a Custodian for all or substantially all of the assets of the Issuer or any Significant Subsidiary, or

(c)	orders the liquidation of the Issuer or any Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 days; or

(10)	any Note Guarantee of any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Note Guarantee (other than by reason of release of a Guarantor from its Note Guarantee in accordance with the terms of the Indenture and the Note Guarantee).

If an Event of Default (other than an Event of Default specified in clause (8) or (9) above with respect to the Issuer) shall have occurred and be continuing under the Indenture, the Trustee, by written notice to the Issuer, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer and the Trustee, may declare all amounts owing under the Notes to be due and payable. Upon such declaration of acceleration, the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall immediately become due and payable; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of such outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the Indenture. If an Event of Default specified in clause (8) or (9) with respect to the Issuer occurs, all outstanding Notes shall become due and payable without any further action or notice.

The Trustee shall, within 30 days after the occurrence of any Default with respect to the Notes, give the Holders notice of all uncured Defaults thereunder known to it; provided, however, that, except in the case of an Event of Default in payment with respect to the Notes or a Default in complying with “—Certain covenants—Limitations on Mergers, Consolidations, Etc.,” the Trustee shall be protected in withholding such notice if and so long as a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the Holders.

No Holder will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless the Trustee:

(1)	has failed to act for a period of 60 days after receiving written notice of a continuing Event of Default by such Holder and a request to act by Holders of at least 25% in aggregate principal amount of Notes outstanding;

(2)	has been offered indemnity satisfactory to it in its reasonable judgment; and

(3)	has not received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request.

However, such limitations do not apply to a suit instituted by a Holder of any Note for enforcement of payment of the principal of or interest on such Note on or after the due date therefor (after giving effect to the grace period specified in clause (1) of the first paragraph of this “—Events of Default” section).

The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and, upon any Officer of the Issuer becoming aware of any Default, a statement specifying such Default and what action the Issuer is taking or proposes to take with respect thereto.

Legal Defeasance and Covenant Defeasance

The Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes (“Legal Defeasance”). Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the Notes and the Note Guarantees, and the Indenture shall cease to be of further effect as to all outstanding Notes and Note Guarantees, except as to

(1)	rights of Holders to receive payments in respect of the principal of and interest on the Notes when such payments are due from the trust funds referred to below,

(2)	the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

(3)	the rights, powers, trust, duties, and immunities of the Trustee, and the Issuer’s obligation in connection therewith, and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors released with respect to most of the covenants under the Indenture (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default. In the event Covenant Defeasance occurs, payment of the Notes may not be accelerated because of certain Events of Default (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events), specified in clause (3) (only with respect to the failure of the Issuer to comply with clause (3) under “– Certain covenants – Limitations on Mergers, Consolidations, Etc.” above), (4), (5) (only with respect to covenants that are released as a result of such Covenant Defeasance), (6), or (7). Covenant Defeasance will not be effective until such bankruptcy, receivership, rehabilitation and insolvency events no longer apply. The Issuer may exercise its Legal Defeasance option regardless of whether it previously exercised Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Issuer must irrevocably deposit with the Trustee, as trust funds, in trust solely for the benefit of the Holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) in the opinion of a nationally recognized firm of independent public accountants selected by the Issuer, to pay the principal of and interest on the Notes on the stated date for payment or on the redemption date of the principal or installment of principal of or interest on the Notes,

(2)	in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States confirming that:

(a)	the Issuer has received from, or there has been published by the Internal Revenue Service, a ruling, or

(b)	since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law,

in each case to the effect that, and based thereon this opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

(3)	in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred,

(4)	no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit),

(5)	the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a Default under the Indenture or a default under any other material agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound (other than any such Default or default resulting solely from the borrowing of funds to be applied to such deposit),

(6)	the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by it with the intent of preferring the Holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others, and

(7)	the Issuer shall have delivered to the Trustee an Officer’s Certificate and an opinion of counsel, each stating that the conditions provided for in, in the case of the Officer’s Certificate, clauses (1) through (6) and, in the case of the opinion of counsel, clauses (2) and/or (3) and (5) of this paragraph have been complied with.

If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of and interest on the Notes when due, then our obligations and the obligations of Guarantors under the Indenture will be revived and no such defeasance will be deemed to have occurred.

Satisfaction and discharge

The Indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of Notes which shall survive until all Notes have been canceled) as to all outstanding Notes and Note Guarantees when either:

(1)	all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from this trust) have been delivered to the Trustee for cancellation, or

(2)

(a) all Notes not delivered to the Trustee for cancellation otherwise (i) have become due and payable, (ii) will become due and payable, or may be called for redemption, within one year or (iii) have been called for redemption pursuant to the provisions described under “—Optional redemption,” and, in any case, the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds, in trust solely for the benefit of the Holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the Notes not theretofore delivered to the Trustee for cancellation,

(a)	the Issuer has paid all sums payable by it under the Indenture, and

(b)	the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an opinion of counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

Transfer and exchange

A Holder will be able to register the transfer of or exchange Notes only in accordance with the provisions of the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Without the prior consent of the Issuer, the Registrar is not required (1) to register the transfer of or exchange any Note selected for redemption, (2) to register the transfer of or exchange any Note for a period of 15 days before a selection of Notes to be redeemed or (3) to register the transfer or exchange of a Note between a record date and the next succeeding interest payment date.

The Notes will be issued in registered form and the registered Holder will be treated as the owner of such Note for all purposes.

Amendment, supplement and waiver

Subject to certain exceptions, the Indenture or the Notes may be amended with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of at least a majority in principal amount of the Notes then outstanding, and any existing Default under, or compliance with any provision of, the Indenture may be waived (other than any continuing Default in the payment of the principal or interest on the Notes) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of a majority in principal amount of the Notes then outstanding; provided that, without the consent of each Holder affected, no amendment or waiver may:

(1)	reduce, or change the maturity of, the principal of any Note (it being understood that any amendment or waiver of the covenant requiring the application of Net Available Proceeds to make a Net Proceeds Offer shall not constitute a change of the maturity of the principal of any Note under this clause (1));

(2)	reduce the rate of or extend the time for payment of interest on any Note;

(3)

reduce any premium payable upon redemption of the Notes or change the date on which any Notes are subject to redemption (other than provisions relating to the purchase of Notes described above under “—Change of Control” and “—Certain covenants—Limitations on Asset Sales,” except that if a Change of Control has occurred, no amendment or other modification of the obligation of the Issuer to make a Change of Control Offer relating to such Change of Control shall be made without the consent of each Holder of the Notes affected);

(4)	make any Note payable in money or currency other than that stated in the Notes;

(5)	modify or change any provision of the Indenture or the related definitions to affect the ranking of the Notes or any Note Guarantee in a manner that adversely affects the Holders;

(6)	reduce the percentage of Holders necessary to consent to an amendment or waiver to the Indenture or the Notes;

(7)	waive a default in the payment of principal of or premium or interest on any Notes (except a rescission of acceleration of the Notes by the Holders thereof as provided in the Indenture and a waiver of the payment default that resulted from such acceleration);

(8)	impair the rights of Holders to receive payments of principal of or interest on the Notes on or after the due date therefor or to institute suit for the enforcement of any payment on the Notes;

(9)	release any Guarantor that is a Significant Subsidiary from any of its obligations under its Note Guarantee or the Indenture, except as permitted by the Indenture; or

(10)	make any change in these amendment and waiver provisions.

Notwithstanding the foregoing, the Issuer and the Trustee may amend the Indenture, the Note Guarantees or the Notes without the consent of any Holder, to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Issuer’s or a Guarantor’s obligations to the Holders in the case of a merger, consolidation or sale of all or substantially all of the assets in accordance with “—Certain covenants— Limitations on Mergers, Consolidations, Etc.,” to release any Guarantor from any of its obligations under its Note Guarantee or the Indenture (to the extent permitted by the Indenture), to conform the text of the Indenture or the Notes to any provision of this “Description of the notes” section to the extent that such provision in this “Description of the notes” was intended to be a verbatim recitation of a provision of the Indenture or the Notes, to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture, to allow any Subsidiary to execute a supplement to the Indenture and/or a Note Guarantee, to make any change that does not materially adversely affect the rights of any Holder or, in the case of the Indenture, to maintain the qualification of the Indenture under the Trust Indenture Act.

No personal liability of directors, officers, employees and shareholders

No director, officer, employee, incorporator or shareholder of the Issuer or any Guarantor will have any liability for any obligations of the Issuer under the Notes or the Indenture or of any Guarantor under its Note Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the

Note Guarantees. The waiver may not be effective to waive liabilities under the federal securities laws. It is the view of the SEC that this type of waiver is against public policy.

Concerning the Trustee

The Bank of Nova Scotia Trust Company of New York is the Trustee under the Indenture and has been appointed by the Issuer as Registrar and Paying Agent with regard to the Notes. The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain assets received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict within 90 days, apply to the SEC for permission to continue (if the Indenture has been qualified under the Trust Indenture Act) or resign.

The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

Governing law

The Indenture, the Notes and the Note Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms.

“Acquired Indebtedness” means (1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary that was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (2) with respect to the Issuer or any Restricted Subsidiary, any Indebtedness of a Person (other than the Issuer or a Restricted Subsidiary) existing at the time such Person is merged with or into the Issuer or a Restricted Subsidiary, or Indebtedness expressly assumed by the Issuer or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another Person, which Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition.

“Affiliate” of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person. For purposes of this definition, “control” of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. No Person (other than the Issuer or any Subsidiary of the Issuer) in whom a Receivables Subsidiary makes an Investment in connection with a

Qualified Receivables Transaction will be deemed to be an Affiliate of the Issuer or any of its Subsidiaries solely by reason of such Investment.

“amend” means to amend, supplement, restate, amend and restate or otherwise modify, including successively, and “amendment” shall have a correlative meaning.

“asset” means any asset or property.

“Asset Acquisition” means:

(1)	an Investment by the Issuer or any Restricted Subsidiary of the Issuer in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary of the Issuer, or shall be merged or consolidated with or into the Issuer or any Restricted Subsidiary of the Issuer, or

(2)	the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Issuer or any Restricted Subsidiary to any Person other than the Issuer or any Restricted Subsidiary (including by means of a Sale and Leaseback Transaction or a merger or consolidation) (collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any assets of the Issuer or any of its Restricted Subsidiaries other than in the ordinary course of business. For purposes of this definition, the term “Asset Sale” shall not include:

(1)	transfers of cash or Cash Equivalents;

(2)	transfers of assets (including Equity Interests) that are governed by, and made in accordance with, the covenant described under “—Certain covenants—Limitations on Mergers, Consolidations, Etc.;”

(3)	Permitted Investments and Restricted Payments permitted under the covenant described under “—Certain covenants—Limitations on Restricted Payments;”

(4)	the creation of or realization on any Lien permitted under the Indenture;

(5)	transfers of damaged, worn-out or obsolete equipment or assets;

(6)	sales of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Subsidiary for the fair market value thereof;

(7)	transfers of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Transaction;

(8)	provided that no Event of Default has occurred and is continuing, dispositions of accounts receivable in connection with the collection or compromise thereof;

(9)	foreclosures on assets;

(10)	the lease or sublease of any real or personal property in the ordinary course of business;

(11)	any transfer constituting a taking, condemnation or other eminent domain proceeding;

(12)	provided that no Event of Default has occurred and is continuing, any surrender or waiver of contract rights or the settlement, release or surrender of any contract, tort or other litigation claims;

(13)	sales or grants of licenses or sublicenses to use the trademarks, copyrights, patents, trade secrets, know-how and other intellectual property, and licenses, leases or subleases of other assets, of the Issuer or any Restricted Subsidiary;

(14)	sales of inventory in the ordinary course of business;

(15)	the transfer of our existing office headquarters located at One American Road, Cleveland, Ohio, 44144 (the “Existing World Headquarters”) and transfers of any furniture, fixtures and equipment located at the Existing World Headquarters;

(16)	any transfer or series of related transfers that involve assets having a Fair Market Value not to exceed $10.0 million; and

(17)	the issuance of Equity Interests by any Restricted Subsidiary as directors’ qualifying shares or if such Equity Interests are required by applicable law to be held by a Person other than the Issuer or a Restricted Subsidiary.

“Attributable Indebtedness,” when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate borne by the Notes, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction; provided, however, that if such Sale and Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Bankruptcy Law” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers (or, if such limited liability company is member managed and does not have a board of managers, the members) of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing or, in each case, other than for purposes of the definition of “Change of Control,” any duly authorized committee of such body.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York are authorized or required by law to close.

“Capitalized Lease” means a lease required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means:

(1)	securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

(2)	securities issued or directly and fully guaranteed or insured by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof having one of the two highest ratings obtainable from Moody’s or S&P and having maturities of not more than one year from the date of acquisition;

(3)	U.S. dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (x) any lender under the Credit Agreement, (y) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (z) any bank (or the parent company of such bank) whose short-term commercial paper rating from S&P is at least A-1, A-2 or the equivalent thereof or from Moody’s is at least P-1, P-2 or the equivalent thereof (any such bank, an “Approved Bank”), in each case with maturities of not more than six months from the date of acquisition;

(4)	commercial paper issued by any lender under the Credit Agreement or Approved Bank or by the parent company of any lender under the Credit Agreement or Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long-term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within one year after the date of acquisition;

(5)	fully collateralized repurchase agreements entered into with any lender under the Credit Agreement or Approved Bank having a term of not more than 30 days and covering securities described in clause (1) above;

(6)	investments in money market funds substantially all the assets of which are compromised of securities of the types described in clauses (1) through (5) above;

(7)	investments in money market funds access to which is provided as part of “sweep” accounts maintained with a lender under the Credit Agreement or an Approved Bank; and

(8)	with respect to any Foreign Subsidiary of the Issuer, the approximate equivalent of any of clauses (1) through (7) above in the jurisdiction in which such Foreign Subsidiary is organized.

“Change of Control” means the occurrence of any of the following events:

(1)

the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation or the pledge of assets under any Credit Facility permitted to be incurred under the Indenture), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the

Exchange Act) other than a Permitted Holder or a Related Party of a Permitted Holder; or

(2)	the first day on which a majority of the members of the Board of Directors of the Issuer are not Continuing Directors; or

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than the Permitted Holders and their Related Parties, becomes the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of the Issuer, measured by voting power rather than number of shares; or

(4)	the adoption of a plan relating to the liquidation or dissolution of the Issuer.

For purposes of this definition, a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Consolidated Amortization Expense” for any period means the amortization expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including, without duplication, amortization expense with respect to discontinued operations.

“Consolidated Cash Flow” for any period means, without duplication, the sum of the amounts for such period of:

(1)	Consolidated Net Income, plus

(2)	in each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income and with respect to the portion of Consolidated Net Income attributable to any Restricted Subsidiary only if a corresponding amount would be permitted at the date of determination to be distributed to the Issuer by such Restricted Subsidiary, pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders,

(a)	Consolidated Income Tax Expense,

(b)	Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense),

(c)	Consolidated Depreciation Expense,

(d)	Consolidated Interest Expense (including debt issuance costs and other financing fees and expenses incurred in connection with the Transactions) and all other costs and expenses arising from or related to the issuance of the Notes and the reasonable costs and expenses arising from or related to the incurrence of the Credit Facilities to the extent such other costs and expenses were deducted in computing Consolidated Net Income, and

(e)	all other non-cash items reducing the Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period,

in each case determined on a consolidated basis in accordance with GAAP, minus

(3)	the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period.

“Consolidated Depreciation Expense” for any period means the depreciation expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including, without duplication, depreciation expense with respect to discontinued operations.

“Consolidated Income Tax Expense” for any period means the provision for taxes of the Issuer and the Restricted Subsidiaries or any penalty or interest related thereto, determined on a consolidated basis in accordance with GAAP and including, without duplication, provision for taxes with respect to discontinued operations.

“Consolidated Interest Coverage Ratio” means the ratio of Consolidated Cash Flow during the most recent four consecutive full fiscal quarters for which financial statements are available (the “Four-Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the “Transaction Date”) to Consolidated Interest Expense for the Four-Quarter Period. For purposes of this definition, Consolidated Cash Flow and Consolidated Interest Expense shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)	the incurrence of any Indebtedness or the issuance of any Preferred Stock of the Issuer or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment of other Indebtedness or redemption of other Preferred Stock (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period; and

(2)	any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition incurring Acquired Indebtedness and giving effect to any Asset Sale or Asset Acquisition made by any Person who becomes a Restricted Subsidiary as a result of such Asset Sale or Asset Acquisition) and also including any Consolidated Cash Flow (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act) associated with any such Asset Sale or Asset Acquisition) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence of, or assumption or liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period.

In calculating Consolidated Interest Expense for purposes of determining the denominator (but not the numerator) of this Consolidated Interest Coverage Ratio:

(1)	interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(2)	if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

(3)	notwithstanding clause (1) or (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of these agreements.

“Consolidated Interest Expense” for any period means the sum, without duplication, of the total interest expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including, without duplication,

(1)	imputed interest on Capitalized Lease Obligations and Attributable Indebtedness,

(2)	commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings,

(3)	the net costs associated with Hedging Obligations related to interest rates,

(4)	amortization of debt issuance costs, debt discount or premium and other financing fees and expenses (other than debt issuance costs and other financing fees and expenses incurred in connection with the Transactions),

(5)	the interest portion of any deferred payment obligations,

(6)	all other non-cash interest expense,

(7)	capitalized interest,

(8)	the product of (a) all dividend payments on any series of Disqualified Equity Interests of the Issuer or any Preferred Stock of any Restricted Subsidiary (other than any such Disqualified Equity Interests or any Preferred Stock held by the Issuer or a Wholly-Owned Restricted Subsidiary or to the extent paid in Qualified Equity Interests), multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Issuer and the Restricted Subsidiaries, expressed as a decimal,

(9)	all interest payable with respect to discontinued operations, and

(10)	interest actually paid by the Issuer or any Restricted Subsidiary under any Indebtedness described in clause (7) or (8) of the definition of Indebtedness.

“Consolidated Net Income” for any period means the net income (or loss) of the Issuer and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(1)	the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person other than the Issuer and the Restricted Subsidiaries has an ownership interest (including, without limitation, any Person whose results are consolidated with the Issuer or any Restricted Subsidiary that is not a Subsidiary of the Issuer), except to the extent that cash in an amount equal to any such income has actually been received by the Issuer or any of its Wholly-Owned Restricted Subsidiaries during such period;

(2)	except to the extent includible in the consolidated net income of the Issuer pursuant to the foregoing clause (1), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Issuer or any Restricted Subsidiary;

(3)	the net income of any Restricted Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period, except that the Issuer’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining Consolidated Net Income;

(4)	for the purposes of calculating the Restricted Payments Basket only, in the case of a successor to the Issuer by consolidation, merger or transfer of its assets, any income (or loss) of the successor prior to such merger, consolidation or transfer of assets;

(5)	any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Issuer or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Issuer or any Restricted Subsidiary or (b) any Asset Sale by the Issuer or any Restricted Subsidiary;

(6)	gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(7)	unrealized gains and losses with respect to Hedging Obligations;

(8)	the cumulative effect of any change in accounting principles; and

(9)	any extraordinary or nonrecurring gain (or extraordinary or nonrecurring loss), together with any related provision for taxes on any such extraordinary or nonrecurring gain (or the tax effect of any such extraordinary or nonrecurring loss), including any impairment or asset write-down, realized by the Issuer or any Restricted Subsidiary during such period.

In addition, any return of capital with respect to an Investment that increased the Restricted Payments Basket pursuant to clause (3)(d) of the first paragraph under “—Certain covenants—

Limitations on Restricted Payments” or decreased the amount of Investments outstanding pursuant to clause (12) of the definition of “Permitted Investments” shall be excluded from Consolidated Net Income for purposes of calculating the Restricted Payments Basket.

For purposes of this definition of “Consolidated Net Income,” “nonrecurring” means any gain or loss as of any date that is not reasonably likely to recur within the two years following such date; provided that if there was a gain or loss similar to such gain or loss within the two years preceding such date, such gain or loss shall not be deemed nonrecurring.

“Consolidated Total Assets” means, as of any date of determination, the aggregate amount of total assets of the Issuer and its Restricted Subsidiaries, all determined on a consolidated basis in accordance with GAAP.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Issuer who: (1) was a member of such Board of Directors on the date of the Indenture; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Coverage Ratio Exception” has the meaning set forth in the proviso in the first paragraph of the covenant described under “—Certain covenants—Limitations on Additional Indebtedness.”

“Credit Agreement” means the Amended and Restated Credit Agreement dated June 11, 2010 by and among the Issuer, as Borrower, various lending institutions party thereto, PNC Bank, National Association, as the global administrative agent, as the swing line lender, as LC issuer and the collateral agent, JPMorgan Chase Bank, N.A. and Bank of America, N.A., as co-syndication agents, KeyBank National Association and The Bank of Nova Scotia as co-documentation agents, and PNC Capital Markets LLC, as the lead arranger and sole bookrunner, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Indebtedness incurred thereunder), and in each case as amended, as amended and restated, as modified, or as refinanced, refunded or replaced in whole or in part (including by sales of debt securities) from time to time including by or pursuant to any agreement or instrument (including an indenture) that extends the maturity of any Indebtedness thereunder, increases the amount of available borrowings thereunder or adds Subsidiaries of the Issuer as additional borrowers or guarantors thereunder, whether with the same or any other agents, lender or group of lenders, purchasers or debt holders.

“Credit Facilities” means one or more debt facilities (which may be outstanding at the same time and including, without limitation, the Credit Agreement, but excluding any Qualified Receivables Transaction that may be outstanding at any time), commercial paper facilities, indentures, bonds, notes or debt purchase agreements, including agreements pursuant to which Capitalized Lease Obligations are issued or agreements in connection with Sale and Leaseback Transactions pursuant to which Indebtedness is deemed to be incurred, in each case with banks or other lenders, investors or a trustee providing for revolving credit loans, term loans or the issuance of debt securities, and in each case as amended and restated, as modified, or as refinanced, refunded or replaced in whole or in part (including by sales of debt securities) from time to time including by or pursuant to any agreement or instrument (including an indenture) that extends the maturity of any Indebtedness thereunder, increases the amount of available borrowings thereunder or adds Subsidiaries of the Issuer as additional borrowers or guarantors thereunder, whether with the same or any other agents, lender or group of lenders, purchasers or debt holders.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate delivered to the Trustee, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designation” has the meaning given to this term in the covenant described under “—Certain covenants—Limitations on Designation of Unrestricted Subsidiaries.”

“Designation Amount” has the meaning given to this term in the covenant described under “—Certain covenants—Limitations on Designation of Unrestricted Subsidiaries.”

“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the Notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the Issuer to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the 91st day after the final maturity date of the Notes shall not constitute Disqualified Equity Interests if the change of control or asset sale provisions applicable to such Equity Interests are no more favorable to such holders than the provisions described under “—Change of Control” and “—Certain covenants—Limitations on Asset Sales,” respectively, and such Equity Interests specifically provide that the Issuer will not redeem any such Equity Interests pursuant to such provisions prior to the Issuer’s purchase of the Notes as required pursuant to the provisions described under “—Change of Control” and “—Certain covenants—Limitations on Asset Sales,” respectively.

“Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, Preferred Stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any undue pressure or compulsion to complete the transaction, determined in good faith by management of the Issuer; provided, that if the subject transaction involves the payment of more than $40.0 million, Fair Market Value shall be determined in good faith by the Board of Directors of the Issuer, as evidenced by a resolution of such Board.

“Fitch” means Fitch, Inc. and its successors.

“Foreign Subsidiary” means any Restricted Subsidiary of the Issuer which (i) is not organized under the laws of (x) the United States or any state thereof or (y) the District of Columbia and (ii) conducts substantially all of its business operations outside the United States of America.

“GAAP” means generally accepted accounting principles in the United States, as in effect on the Issue Date.

“guarantee” means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); “guarantee,” when used as a verb, and “guaranteed” have correlative meanings.

“Guarantors” means each Person that is required to, or at the election of the Issuer does, become a Guarantor by the terms of the Indenture after the Issue Date, in each case, until such Person is released from its Note Guarantee in accordance with the terms of the Indenture.

“Hatchery” means The Hatchery, LLC, a Delaware limited liability company.

“Hedging Obligations” of any Person means the net obligations of such Person under swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Holder” means any registered holder, from time to time, of the Notes.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary of the Issuer whose total assets, as of the last day of the most recently ended full fiscal quarter period for which financial statements are available immediately preceding such date, were less than $2.0 million and whose total revenues for the most recently ended four full fiscal quarters for which financial statements are available immediately preceding such date, are less than $2.0 million.

“incur” means, with respect to any Indebtedness or Obligation, incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to such Indebtedness or Obligation; provided that (1) the Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary shall be deemed to have been incurred by such Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount or the accretion or accumulation of dividends on any Equity Interests shall be deemed to be an incurrence of Indebtedness.

“Indebtedness” of any Person at any date means, without duplication:

(1)	all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(2)	all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all reimbursement obligations of such Person in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions;

(4)	all obligations of such Person to pay the deferred and unpaid purchase price of property or services due more than six months after such property is acquired or services performed, except trade payables incurred in the ordinary course of business, obligations to pay royalty fees or other payments under license agreements and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services;

(5)	the maximum fixed redemption or repurchase price of all Disqualified Equity Interests of such Person;

(6)	all Capitalized Lease Obligations of such Person;

(7)	all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(8)	all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of the Issuer or its Subsidiaries that is guaranteed by the Issuer or the Issuer’s Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Issuer and its Subsidiaries on a consolidated basis;

(9)	all Attributable Indebtedness;

(10)	to the extent not otherwise included in this definition, Hedging Obligations of such Person; and

(11)	all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person.

The amount of any Indebtedness which is incurred at a discount to the principal amount at maturity thereof as of any date shall be deemed to have been incurred at the accreted value thereof as of such date. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (7), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured. For purposes of clause (5), the “maximum fixed redemption or repurchase price” of any Disqualified Equity Interests that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were redeemed or repurchased on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to the Indenture.

“Independent Director” means a director of the Issuer who:

(1)	is independent with respect to the transaction at issue;

(2)	does not have any material financial interest in the Issuer or any of its Affiliates (other than as a result of holding securities of the Issuer); and

(3)	has not and whose Affiliates or affiliated firm has not, at any time during the twelve months prior to the taking of any action hereunder, directly or indirectly, received, or entered into any understanding or agreement to receive, any compensation, payment or other benefit, of any type or form, from the Issuer or any of its Affiliates, other than customary directors’ fees for serving on the Board of Directors of the Issuer or any Affiliate and reimbursement of out-of-pocket expenses for attendance at the Issuer’s or Affiliate’s board and board committee meetings;

provided that a director of the Issuer that otherwise meets the independence requirements of the New York Stock Exchange (or, if the Issuer’s common Equity Interests are listed on the NASDAQ Stock Market, the independence requirements of the NASDAQ Stock Market), as determined in the good faith judgment of the Issuer’s Board of Directors, shall not be disqualified from being an “Independent Director” solely as a result of clause (2) or (3).

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Issuer’s Board of Directors, qualified to perform the task for which it has been engaged and disinterested and independent with respect to the Issuer and its Affiliates.

“interest” means, with respect to the Notes, interest on the Notes.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB– (or the equivalent) by S&P (or, if Fitch is then a Rating Agency, the equivalent investment grade credit rating from Fitch).

“Investment Grade Status” shall be deemed to have been reached on the date that the Notes have an Investment Grade Rating from both Rating Agencies, provided that no Default or Event of Default has occurred and is continuing on such date.

“Investments” of any Person means:

(1)	all direct or indirect investments by such Person in any other Person in the form of loans, advances or capital contributions (excluding commission, travel and similar advances made to officers and employees in the ordinary course of business) or other credit extensions constituting Indebtedness of such other Person, excluding (i) accounts receivable, other extensions of trade credit, and any payments, credits, discounts, allowances and other incentives extended to customers in accordance with such Person’s customary practices and (ii) the acquisition of property and other assets from suppliers and other vendors in the ordinary course of business, and any guarantee of Indebtedness of any other Person;

(2)	all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person (other than any such purchase that constitutes a Restricted Payment of the type described in clause (2) of the definition thereof);

(3)	all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP (including, if required by GAAP, purchases of assets outside the ordinary course of business); and

(4)	the Designation of any Subsidiary as an Unrestricted Subsidiary.

Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made. The amount of Investment pursuant to clause (4) shall be the Designation Amount determined in accordance with the covenant described under “—Certain covenants—Limitations on Designation of Unrestricted Subsidiaries.” If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, the Issuer shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary retained. Notwithstanding the foregoing, purchases or redemptions of Equity Interests or Indebtedness of the Issuer, including the Notes, shall be deemed not to be Investments.

“Issue Date” means the date on which the Notes are originally issued.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Net Available Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, net of:

(1)	brokerage commissions and other fees and expenses (including fees, discounts and expenses of legal counsel, accountants and investment banks, consultants and placement agents) of such Asset Sale;

(2)	provisions for taxes payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(3)	amounts required to be paid to any Person (other than the Issuer or any Restricted Subsidiary and other than under a Credit Facility) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon;

(4)	payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale; and

(5)	appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any adjustment in the sale price of such asset or assets or liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officer’s Certificate delivered to the Trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds.

“Net Leverage Ratio” means the ratio of (a) pro forma consolidated Indebtedness of the Issuer and its Restricted Subsidiaries less unrestricted cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries at the date of the transaction giving rise to the need to calculate the Net Leverage Ratio to (b) Consolidated Cash Flow for the Four Quarter Period.

“Non-Recourse Debt” means Indebtedness of an Unrestricted Subsidiary:

(1)	as to which neither the Issuer nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

(2)	no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Credit Agreement or Notes) of the Issuer or any Restricted Subsidiary to declare a default on the other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Obligation” means any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means any of the following of the Issuer: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Senior Vice President or Vice President, the Treasurer, Assistant Treasurer, Secretary or the Assistant Secretary.

“Officer’s Certificate” means a certificate signed by one Officer.

“Pari Passu Indebtedness” means any Indebtedness of the Issuer or any Guarantor that ranks pari passu in right of payment with the Notes or the Note Guarantees, as applicable.

“Permitted Business” means the businesses engaged in by the Issuer and its Subsidiaries on the Issue Date as described in this prospectus supplement and businesses that is the same as or reasonably related, ancillary or complementary thereto or reasonable extensions, developments or expansions thereof.

“Permitted Holder” means any of Morry Weiss, Judith S. Weiss, Harry H. Stone, Gary Weiss, Jeffrey Weiss, Zev Weiss, Elie Weiss, and any other family member of Jacob Sapirstein (including lineal descendants, spouses of such descendants, the lineal descendants of any such spouse, the spouses of any such spouses’ lineal descendants), and trusts for estate planning purposes where any of the foregoing persons are beneficiaries or trustees of any such trust or trusts, including without limitation, voting trusts, the Irving I. Stone Limited Liability Co., The Irving Stone Irrevocable Trust originally dated April 21, 1947, as amended, and the Irving I. Stone Oversight Trust, the Irving Stone Support Foundation, The Irving I. Stone Foundation, the 540 Investment Company Limited Partnership, and the American Greetings Corporation Retirement Profit Sharing and Savings Plan or any Person controlled by, or any successor Person to, any of the foregoing.

“Permitted Investment” means:

(1)	Investments by the Issuer or any Restricted Subsidiary in (a) any Restricted Subsidiary or (b) in any Person that will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Issuer or a Restricted Subsidiary;

(2)	Investments in the Issuer by any Restricted Subsidiary;

(3)	loans and advances to directors, employees and officers of the Issuer and the Restricted Subsidiaries for bona fide business purposes and to purchase Equity Interests of the Issuer not in excess of $5.0 million in aggregate principal amount at any one time outstanding;

(4)	Hedging Obligations entered into for bona fide hedging purposes of the Issuer or any Restricted Subsidiary not for the purpose of speculation;

(5)	cash and Cash Equivalents;

(6)	receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(7)	Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes;

(8)	the Indebtedness of a Receivables Subsidiary to the Issuer or a Restricted Subsidiary and Indebtedness of a Restricted Subsidiary to the Issuer, in each case, in connection with a Qualified Receivables Transaction;

(9)	Investments made by the Issuer or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under “—Certain covenants—Limitations on Asset Sales” or from the sale of assets that did not constitute an Asset Sale;

(10)	lease, utility and other similar deposits in the ordinary course of business;

(11)	Investments made by the Issuer or a Restricted Subsidiary for consideration consisting only of Equity Interests of the Issuer (other than Disqualified Equity Interests);

(12)	stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments;

(13)	the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; and any other Investment by the Issuer or a Subsidiary of the Issuer in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; provided, that such other Investment is in the form of a note or other instrument that the Receivables Subsidiary or other Person is required to repay as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of the Issuer entered into as part of a Qualified Receivables Transaction;

(14)	Investments by the Issuer in Indebtedness of Schurman Fine Papers or payments of any amounts pursuant to the Schurman Loan Agreement and the Schurman Guaranty; and

(15)	other Investments in an aggregate amount not to exceed the greater of (i) 5.0% of Consolidated Total Assets and (ii) $50.0 million, in each case at any one time outstanding (with each Investment being valued as of the date made and without regard to subsequent changes in value); provided that no Investment made in reliance on this clause (15) shall be made in any Person that is the direct or indirect holder of a majority of the outstanding Equity Interests of the Issuer.

The amount of Investments outstanding at any time pursuant to clause (15) above shall be deemed to be reduced:

(a)	upon the disposition or repayment of or return on any Investment made pursuant to clause (15) above, by an amount equal to the return of capital with respect to such Investment to the Issuer or any Restricted Subsidiary (to the extent not included in the computation of Consolidated Net Income); and

(b)	upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such Redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (15) above.

“Permitted Liens” means the following types of Liens:

(1)	Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Issuer or the Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2)	statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3)	Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4)	Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods and Liens upon inventory on consignment incurred by the consignee or in connection with any scan-based trading arrangements by the retail customer thereof;

(5)	judgment Liens not giving rise to a Default so long as such Liens are adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which the proceedings may be initiated has not expired;

(6)	easements, rights-of-way, zoning restrictions and other similar charges, restrictions or encumbrances in respect of real property or immaterial imperfections of title which do not, in the aggregate, impair in any material respect the ordinary conduct of the business of the Issuer and the Restricted Subsidiaries taken as a whole;

(7)	Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(8)	Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Issuer or any Restricted Subsidiary, including rights of offset and setoff;

(9)	bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Issuer or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(10)	leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Issuer or any Restricted Subsidiary;

(11)	Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(12)	Liens securing all of the Notes and Liens securing any Note Guarantee;

(13)	Liens securing Hedging Obligations entered into for bona fide hedging purposes of the Issuer or any Restricted Subsidiary and not for the purpose of speculation;

(14)	Liens existing on the Issue Date securing Indebtedness outstanding on the Issue Date;

(15)	Liens in favor of the Issuer or a Restricted Subsidiary;

(16)	Liens securing Indebtedness under the Credit Facilities in an aggregate principal amount at any time outstanding not to exceed $650.0 million;

(17)	Liens securing Purchase Money Indebtedness and Capitalized Lease Obligations; provided that such Liens shall not extend to any asset other than the specified asset being financed and additions and improvements thereon;

(18)	Liens securing Acquired Indebtedness permitted to be incurred under the Indenture; provided that the Liens do not extend to assets not subject to such Lien at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than those securing such Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary;

(19)	Liens on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Issuer or any such Restricted Subsidiary (and not created in anticipation or contemplation thereof);

(20)	Liens on assets of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries;

(21)	Liens to secure Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (12), (14), (17), (18) and (19); provided that in the case of Liens securing Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (14), (17), (18) and (19), such Liens do not extend to any additional assets (other than improvements thereon and replacements thereof);

(22)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(23)	Liens on assets of the Issuer, a Restricted Subsidiary or a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction;

(24)	Liens incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary with respect to obligations (other than Indebtedness) that do not in the aggregate exceed $50.0 million at any one time outstanding; and

(25)	any license or sublicense of any intellectual property and related rights granted in the ordinary course of business.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“Plan of Liquidation” with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of such Person to holders of Equity Interests of such Person.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other equity interests (however designated) of such Person whether now outstanding or issued after the Issue Date.

“principal” means, with respect to the Notes, the principal of, and premium, if any, on the Notes.

“Publicly Traded Securities” mean any equity securities listed on a national securities exchange of a Person with a publicly traded market capitalization of not less than $500.0 million that are freely transferable without any restriction under the Securities Act; provided that the Issuer and its Subsidiaries own less than 5% of the Equity Interests in such Person after giving effect to such Asset Sale.

“Purchase Money Indebtedness” means Indebtedness, including Capitalized Lease Obligations, mortgage financings, industrial revenue bonds and similar tax-exempt financings, of the Issuer or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of the Issuer or any Restricted Subsidiary or the cost of installation, construction or improvement thereof; provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost and (2) such Indebtedness shall be incurred within 90 days of such acquisition of such asset by the Issuer or such Restricted Subsidiary or such installation, construction or improvement.

“Qualified Equity Interests” of any Person means Equity Interests of such Person other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of such Person or financed, directly or indirectly, using funds (1) borrowed from such Person or any Subsidiary of such Person until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by such Person or any Subsidiary of such Person (including, without limitation, in respect of any employee stock ownership or benefit plan). Unless otherwise specified, Qualified Equity Interests refer to Qualified Equity Interests of the Issuer.

“Qualified Equity Offering” means the issuance and sale of Qualified Equity Interests of the Issuer to Persons other than any Permitted Holder.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries sells, conveys or otherwise transfers (directly or through the Issuer or a Restricted Subsidiary) to (i) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries) and

(ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Rating Agencies” means Moody’s and S&P or, if either Moody’s or S&P, or their successors, is no longer a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, Fitch, provided that Fitch is a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act.

“Receivables Subsidiary” means a Subsidiary of the Issuer which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of the Issuer (as provided below or pursuant to the indenture dated May 24, 2006, by and between the Issuer and The Bank of Nova Scotia Trust Company of New York, as trustee) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any Subsidiary of the Issuer (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates the Issuer or any Subsidiary of the Issuer in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset of the Issuer or any Subsidiary of the Issuer (other than accounts receivable and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither the Issuer nor any Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer, other than fees payable in the ordinary course of business in connection with servicing accounts receivable and (c) with which neither the Issuer nor any Subsidiary of the Issuer has any obligation to maintain or preserve such Subsidiary’s financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“redeem” means to redeem, repurchase, purchase, defease, retire, discharge or otherwise acquire or retire for value; and “redemption” shall have a correlative meaning; provided that this definition shall not apply for purposes of “—Optional redemption.”

“Redesignation” has the meaning given to such term in the covenant described under “—Certain covenants—Limitations on Designation of Unrestricted Subsidiaries.”

“refinance” means to refinance, repay, prepay, replace, renew or refund.

“Refinancing Indebtedness” means Indebtedness of the Issuer or a Restricted Subsidiary incurred in exchange for, or the proceeds of which are used to redeem or refinance in whole or in part, any Indebtedness of the Issuer or any Restricted Subsidiary (the “Refinanced Indebtedness”); provided that:

(1)	the principal amount (and accreted value, in the case of Indebtedness issued at a discount) of the Refinancing Indebtedness does not exceed the principal amount (and accreted value, as the case may be) of the Refinanced Indebtedness plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any reasonable premium paid to the holders of the Refinanced Indebtedness and reasonable expenses incurred in connection with the incurrence of the Refinancing Indebtedness;

(2)	the obligor of Refinancing Indebtedness does not include any Person (other than the Issuer or any Guarantor) that is not an obligor of the Refinanced Indebtedness;

(3)	if the Refinanced Indebtedness was subordinated in right of payment to the Notes or the Note Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Notes or the Note Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness;

(4)	the Refinancing Indebtedness has a final stated maturity either (a) no earlier than the Refinanced Indebtedness being repaid or amended or (b) after the maturity date of the Notes;

(5)	the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the Notes; and

(6)	the proceeds of the Refinancing Indebtedness shall be used substantially concurrently with the incurrence thereof to redeem or refinance the Refinanced Indebtedness, unless the Refinanced Indebtedness is not then due and is not redeemable or prepayable at the option of the obligor thereof or is redeemable or prepayable only with notice, in which case such proceeds shall be held in a segregated account of the obligor of the Refinanced Indebtedness until the Refinanced Indebtedness becomes due or redeemable or prepayable or such notice period lapses and then shall be used to refinance the Refinanced Indebtedness; provided that in any event the Refinanced Indebtedness shall be redeemed or refinanced within one year of the incurrence of the Refinancing Indebtedness.

“Related Party” means (i) any controlling shareholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Permitted Holder, or (ii) any trust, corporation, partnership or other entity the beneficiaries, shareholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (i).

“Restricted Payment” means any of the following:

(1)	the declaration or payment of any dividend or any other distribution on Equity Interests of the Issuer or any Restricted Subsidiary or any payment made to the direct or indirect holders

(in their capacities as such) of Equity Interests of the Issuer or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer but excluding (a) dividends or distributions payable solely in Qualified Equity Interests or through accretion or accumulation of such dividends on such Equity Interests and (b) in the case of Restricted Subsidiaries, dividends or distributions payable to the Issuer or to a Restricted Subsidiary and pro rata dividends or distributions payable to minority shareholders of any Restricted Subsidiary;

(2)	the redemption of any Equity Interests of the Issuer or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer but excluding any such Equity Interests held by the Issuer or any Restricted Subsidiary; or

(3)	any Investment other than a Permitted Investment.

“Restricted Payments Basket” has the meaning given to such term in the first paragraph of the covenant described under “—Certain covenants—Limitations on Restricted Payments.”

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., and its successors.

“Sale and Leaseback Transactions” means with respect to any Person an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such asset, but excluding any such arrangements between or among (a) the Issuer and one or more Restricted Subsidiaries and (b) Restricted Subsidiaries.

“SEC” means the U.S. Securities and Exchange Commission.

“Secretary’s Certificate” means a certificate signed by the Secretary of the Issuer.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Schurman Guaranty” means the Limited Guaranty by the Issuer dated April 12, 2009 of certain Schurman Fine Papers obligations under the Schurman Loan and Security Agreement, as such Schurman Guaranty may be amended, supplemented, or modified from time to time, so long as such amendment, supplement or other modification is not, when taken as a whole, materially adverse to the Holders of the Notes compared to the Schurman Guaranty as in effect on the Issue Date.

“Schurman Loan Agreement” means the Loan Agreement dated April 17, 2009 between Schurman Fine Papers, as borrower, and the Issuer, as lender, as may be amended, supplemented, modified, or refinanced from time to time, as long as such amendment, supplement, other modification or refinancing is not, when taken as a whole, materially adverse to the Holders of the Notes compared to the Schurman Loan Agreement as in effect on the Issue Date.

“Schurman Loan and Security Agreement” means the First Amended and Restated Loan and Security Agreement dated April 12, 2009 between Schurman Fine Papers, Papyrus Franchise Corporation, and 644064 N.B. Inc., and each of their respective subsidiaries which are borrowers thereunder from time to time, and Wells Fargo Retail Finance, LLC, as the agent, and each of the lenders thereunder, as it may be amended, supplemented or modified from time to time, so long as such amendment, supplement or other modification is not, when taken as a whole, materially adverse to the Holders of the Notes compared to the Schurman Loan and Security Agreement as in effect on the Issue Date.

“Significant Subsidiary” means (1) any Restricted Subsidiary that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Issue Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (8) or (9) under “—Events of Default” has occurred and is continuing, or which are being released from their Guarantees (in the case of clause (9) of the provisions described under “—Amendment, Supplement and Waiver”), would constitute a Significant Subsidiary under clause (1) of this definition.

“Subsidiary” means, with respect to any Person:

(1)	any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Issuer.

“Transactions” means (i) the Issuer’s share repurchase program for repurchases of up to an additional $35.0 million of Equity Interests, (ii) the purchase, including by means of a tender offer or redemption, by the Issuer of any notes issued by the Issuer pursuant to the indenture dated May 24, 2006 (as amended by the first supplemental indenture thereto dated February 24, 2009) and the indenture dated February 24, 2009, and the amendment of such indentures in connection therewith; and (iii) the offering of the notes hereby.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Unrestricted Subsidiary” means (1) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in accordance with the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries” and (2) any Subsidiary of an Unrestricted Subsidiary. As of the Issue Date, for the avoidance of doubt, Hatchery will be an Unrestricted Subsidiary.

“U.S. Government Obligations” means direct non-callable obligations of, or guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“Voting Stock” with respect to any Person, means securities of any class of Equity Interests of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” means a Restricted Subsidiary of which 100% of the Equity Interests (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one shareholder, but which interest is not in excess of what is required for such purpose) are owned directly by the Issuer or through one or more Wholly-Owned Restricted Subsidiaries.

Book-entry, delivery and form of securities

The Notes will be represented by one or more global notes (the “Global Notes”) in definitive form. The Global Notes will be deposited on the Issue Date with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the “Global Note Holder”). The Global Notes will be subject to certain restrictions on transfer and will bear the legend regarding these restrictions set forth under the heading “Notice to Investors.” DTC will maintain the Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof through its book-entry facilities.

DTC has advised the Issuer as follows:

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange act. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations (collectively, the “Participants” or the “Depositary’s Participants”). DTC is partially owned by these participants or their representatives. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants” or the “Depositary’s Indirect Participants”) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Depositary’s Participants or the Depositary’s Indirect Participants. Pursuant to procedures established by DTC, ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of the Depositary’s Participants) and the records of the Depositary’s Participants (with respect to the interests of the Depositary’s Indirect Participants).

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the Notes will be limited to such extent.

So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder of outstanding Notes represented by such Global Notes under the Indenture. Except as provided below, owners of Notes will not be entitled to have Notes registered in their names and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions, or approvals to the Trustee thereunder. None of the Issuer, the Guarantors or the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Notes.

Payments in respect of the principal of, premium, if any, and interest on any Notes registered in the name of a Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of such Global Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Issuer, any Guarantor and the Trustee may treat the persons in whose names any Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Issuer, any Guarantor nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, and interest). The Issuer believes, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective beneficial interests in the relevant security as shown on the records of DTC. Payments by the Depositary’s Participants and the Depositary’s Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary’s Participants or the Depositary’s Indirect Participants.

Subject to certain conditions, any person having a beneficial interest in the Global Notes may, upon request to the Trustee and confirmation of such beneficial interest by the Depositary or its Participants or Indirect Participants, exchange such beneficial interest for Notes in definitive form. Upon any such issuance, the Trustee is required to register such Notes in the name of and cause the same to be delivered to, such person or persons (or the nominee of any thereof). Such Notes would be issued in fully registered form and would be subject to the legal requirements described in this prospectus supplement under the caption “Notice to Investors.” In addition, if (1) the Depositary notifies the Issuer in writing that DTC is no longer willing or able to act as a depositary and the Issuer is unable to locate a qualified successor within 90 days or (2) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture, then, upon surrender by the relevant Global Note Holder of its Global Note, Notes in such form will be issued to each person that such Global Note Holder and DTC identifies as being the beneficial owner of the related Notes.

Neither the Issuer, any Guarantor nor the Trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of Notes and the Issuer, any Guarantor and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.

Material U.S. federal tax considerations

The following is a summary of the material United States federal income and estate tax considerations relating to the acquisition, ownership and disposition of the notes. It is not a complete analysis of all the potential tax considerations relating to the notes. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated under the Code, and currently effective administrative rulings and judicial decisions, all relating to the United States federal income tax treatment of debt instruments as of the date hereof. These authorities may be changed, perhaps with retroactive effect, so as to result in United States federal income tax consequences different from those set forth below.

This summary assumes that you purchased your notes upon their initial issuance at their issue price (within the meaning of Section 1273 of the Code) and that the notes are held as capital assets (within the meaning of Section 1221 of the Code) for United States federal income tax purposes. This summary does not address the tax considerations arising under the gift or estate tax laws (other than as discussed below) or the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be applicable to holders’ particular circumstances or to holders that may be subject to special tax rules, such as, for example:

•	holders subject to the alternative minimum tax;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts and regulated investment companies;

•	tax-exempt organizations;

•	dealers in securities or commodities;

•	expatriates;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	U.S. Holders (as defined below) whose functional currency is not the United States dollar;

•	persons that will hold the notes as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction;

•	persons deemed to sell the notes under the constructive sale provisions of the Code; or

•	partnerships and other pass-through entities.

If a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership that will hold notes, you should consult your tax advisor regarding the tax consequences of holding the notes to you.

You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty. This summary of certain U.S. federal income tax considerations is for general information only and is not tax advice. This summary is not binding on the Internal Revenue Service, or the IRS. We have not sought, and will not seek, any ruling from the IRS with respect to the statements made in this summary, and there can be no assurance that the IRS will not take a position contrary to these statements or that a contrary position taken by the IRS would not be sustained by a court.

Consequences to U.S. Holders

The following is a summary of the general United States federal income tax consequences that will apply to you if you are a “U.S. Holder” of the notes. Certain consequences to “Non-U.S. Holders” of the notes are described under “—Consequences to Non-U.S. Holders,” below. “U.S. Holder” means a beneficial owner of a note that is, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision of the United States;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Payments of interest

Interest paid on a note will generally be taxable to you as ordinary interest income at the time it accrues or is received in accordance with your method of accounting for United States federal income tax purposes.

Constant yield election

A U.S. Holder may elect to include in gross income its entire return on a note (i.e., in general, the excess of all payments to be received on the note over the amount paid for the note by such U.S. Holder) in accordance with a constant yield method based on the compounding of interest. The constant yield election described in this paragraph can be revoked only with the consent of the IRS. U.S. Holders should consult their own tax advisors regarding the making of this election.

Sale, exchange, redemption, retirement or other taxable disposition of the notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, you generally will recognize taxable gain or loss equal to the difference between the amount realized on such disposition (except to the extent any amount realized is attributable to accrued but unpaid stated interest, which, if not previously taxed, will be taxable as such) and your adjusted tax basis in the note. Your adjusted tax basis in a note generally will be your cost for the note.

Gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the note is more than one year. Long-term capital gains recognized by a non-corporate U.S. Holder generally are subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses by U.S. Holders is subject to certain limitations.

Information reporting and backup withholding

In general, information reporting requirements will apply to certain payments of principal and interest on and the proceeds of certain sales of notes unless you are an exempt recipient. Backup withholding (currently at a rate of 28%) will apply to such payments if you fail to provide your taxpayer identification number or certification of exempt status or have been notified by the Internal Revenue Service, or IRS, that payments to you are subject to backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against your United States federal income tax liability provided that you furnish the required information to the IRS on a timely basis.

Medicare tax

For taxable years beginning after December 31, 2012, U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, among other things, interest and gain on the disposition of notes. U.S. Holders should consult their own tax advisors regarding the effect, if any, of such tax on their investment in notes.

Consequences to Non-U.S. Holders

Non-U.S. Holders

As used in this prospectus supplement, the term “Non-U.S. Holder” means a beneficial owner of a note that is not a U.S. Holder and that is an individual, corporation, estate or trust.

If a partnership, including any entity treated as a partnership for United States federal income tax purposes, is a holder of a note, the United States federal income tax treatment of a partner in such a partnership will generally depend on the status of the partner and the activities of the partnership. Partners in such a partnership should consult their tax advisors as to the particular United States federal income tax consequences applicable to them of acquiring, holding or disposing of the notes.

Under United States federal income tax law, and subject to the discussion of backup withholding below, if you are a Non-U.S. Holder you will generally not be subject to U.S. federal income tax on interest paid on the notes so long as that interest is not effectively connected with your conduct of a trade or business within the United States (or, if an income tax treaty applies, is not attributable to a permanent establishment maintained by you in the United States) and you will not be subject to the 30% U.S. federal withholding tax, provided that:

1.	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

2.	you are not a controlled foreign corporation that is directly or indirectly related to us through actual or constructive stock ownership;

3.	you are not a bank whose receipt of interest on a note is pursuant to a loan agreement entered into in the ordinary course of business; and

4.	the withholding agent does not have actual knowledge or reason to know that you are a United States person and

•	you have furnished to the withholding agent an IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person;

•

in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the withholding agent appropriate documentation that establishes your identity and your status as a non-United States person;

•

the withholding agent has received a withholding certificate (furnished on an appropriate IRS Form W-8 or an acceptable substitute form or statement) from a person claiming to be a (1) withholding foreign partnership, (2) qualified intermediary, or (3) securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business, and such person described in clauses (1), (2) or (3) is permitted to certify under United States Treasury regulations, and does certify, either that it assumes primary withholding tax responsibility with respect to the interest payment or has received an IRS Form W-8BEN (or acceptable substitute form) from you or from other holders of notes on whose behalf it is receiving payment; or

•	the withholding agent otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with United States Treasury regulations.

If you cannot satisfy the requirements described above, payments of interest made to you on the notes will generally be subject to the 30% United States federal withholding of tax, unless you provide the withholding agent either with (1) a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefits of an applicable tax treaty or (2) a properly executed IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding of tax because the interest is effectively connected with your conduct of a trade or business in the United States (and, generally in the case of an applicable tax treaty, attributable to your permanent establishment in the United States).

Sale, exchange, redemption, retirement or other taxable disposition of the notes

Generally, no deduction for any United States federal withholding of tax will be made from any principal payments or from gain that you realize on the sale, exchange, redemption, retirement or other taxable disposition of your note. In addition, a Non-U.S. Holder of a note will not be subject to United States federal income tax on gain realized on the sale, exchange, redemption, retirement or other taxable disposition of such note, unless: (1) that gain or income is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder (and, generally in the case of an applicable tax treaty, attributable to your permanent establishment in the United States) or (2) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met. If you are described in clause (1), see “—Income or Gain

Effectively Connected with a United States Trade or Business,” below. If you are described in clause (2), any gain realized from the sale, exchange, redemption, retirement or other taxable disposition of the notes will be subject to United States federal income tax at a 30% rate (or lower applicable treaty rate), although the amount of gain subject to tax may be offset by certain losses.

Further, generally, a note held by an individual who at death is not a citizen or resident of the United States, as specifically defined for U.S. estate tax purposes, should not be includible in the individual’s gross estate for United States federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote at the time of death, and

•	the income on the note would not have been, if received at the time of death, effectively connected with a United States trade or business of the decedent.

Income or gain effectively connected with a united states trade or business

If any interest on the notes or gain from the sale, exchange, redemption, retirement or other taxable disposition of the notes is effectively connected with a United States trade or business conducted by you (and, generally in the case of an applicable tax treaty, attributable to your permanent establishment in the United States), then the income or gain will be subject to United States federal income tax at regular graduated income tax rates, but will not be subject to United States withholding of tax if certain certification requirements are satisfied. You can generally meet these certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to us, or our paying agent (or other applicable withholding agent). If you are a corporation, the portion of your earnings and profits that is effectively connected with your United States trade of business (and, generally in the case of an applicable tax treaty, attributable to your permanent establishment in the United States) may be subject to an additional “branch profits tax” at a 30% rate, although an applicable tax treaty may provide for a lower rate.

Backup withholding and information reporting

Generally, information returns will be filed with the United States IRS in connection with payments on the notes. Information reporting may be filed with the IRS in respect of payments on the notes and proceeds from the sale or other disposition of the notes. You may be subject to backup withholding of tax on these payments unless you comply with certain certification procedures to establish that you are not a United States person. The certification procedures required to claim an exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to you will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

Certain ERISA considerations

The following summary regarding certain aspects of the United States Employee Retirement Income Security Act of 1974, as amended, or “ERISA,” and the Code is based on ERISA and the Code, judicial decisions and United States Department of Labor and IRS regulations and rulings that are in existence on the date of this prospectus supplement. This summary is general in nature and does not address every issue pertaining to ERISA that may be applicable to us, the notes or a particular investor. Accordingly, each prospective investor, including plan fiduciaries, should consult with his, her or its own advisors or counsel with respect to the advisability of an investment in the notes, and potentially adverse consequences of such investment, including, without limitation, certain ERISA-related issues that affect or may affect the investor with respect to this investment and the possible effects of changes in the applicable laws.

ERISA and the Code impose certain requirements on employee benefit plans that are subject to Title I of ERISA and plans subject to Section 4975 of the Code (each such employee benefit plan or plan, a “Plan”) and on those persons who are “fiduciaries” with respect to Plans. In considering an investment of the assets of a Plan subject to Title I of ERISA in the notes, a fiduciary must, among other things, discharge its duties solely in the interest of the participants of such Plan and their beneficiaries and for the exclusive purpose of providing benefits to such participants and beneficiaries and defraying reasonable expenses of administering the Plan. A fiduciary must act prudently and must diversify the investments of a Plan subject to Title I of ERISA so as to minimize the risk of large losses, as well as discharge its duties in accordance with the documents and instruments governing such Plan. In addition, ERISA generally requires fiduciaries to hold all assets of a Plan subject to Title I of ERISA in trust and to maintain the indicia of ownership of such assets within the jurisdiction of the district courts of the United States. A fiduciary of a Plan subject to Title I of ERISA should consider whether an investment in the notes satisfies these requirements.

An investor who is considering acquiring the notes with the assets of a Plan must consider whether the acquisition and holding of the notes will constitute or result in a non-exempt prohibited transaction. Section 406(a) of ERISA and Sections 4975(c)(1)(A), (B), (C) and (D) of the Code prohibit certain transactions that involve a Plan and a “party in interest” as defined in Section 3(14) of ERISA or a “disqualified person” as defined in Section 4975(e)(2) of the Code with respect to such Plan. Examples of such prohibited transactions include, but are not limited to, sales or exchanges of property (such as the notes) or extensions of credit between a Plan and a party in interest or disqualified person. Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code generally prohibit a fiduciary with respect to a Plan from dealing with the assets of such Plan for its own benefit (for example when a fiduciary of a Plan uses its position to cause such Plan to make investments in connection with which the fiduciary (or a party related to the fiduciary) receives a fee or other consideration).

ERISA and the Code contain certain exemptions from the prohibited transactions described above, and the Department of Labor has issued several exemptions, although certain exemptions do not provide relief from the prohibitions on self-dealing contained in Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code. Exemptions include Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code pertaining to certain transactions with non-fiduciary service providers; Department of Labor Prohibited Transaction Class Exemption (“PTCE”) 95-60, applicable to transactions involving insurance company general accounts; PTCE 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding investments effected by a qualified professional asset manager; and PTCE 96-23, regarding investments effected by an in-house asset manager. There can be no assurance that any of these exemptions will be available with respect to the acquisition of the notes, even if the specified conditions are met. Under Section 4975 of the Code, excise taxes or other liabilities may be imposed on disqualified persons who participate in non-exempt prohibited transactions (other than a fiduciary acting only as such).

In addition, because the acquisition and holding of the notes may be deemed to involve an extension of credit or other transaction between a Plan and a party in interest or disqualified person, the notes may not be purchased or held by any Plan, or any person investing plan assets of any such Plan, if we or any of our affiliates (a) has investment or administrative discretion with respect to the assets of the Plan used to effect such purchase; (b) has the authority or responsibility to give, or regularly gives, investment advice with respect to such assets, for a fee and pursuant to an agreement or understanding that such advice (1) will serve as a primary basis for investment decisions with respect to such assets, and (2) will be based on the particular investment needs of such Plan; or (c) unless one of the above exemptions applies, is an employer maintaining or contributing to such Plan.

As a general rule, a governmental plan, as defined in Section 3(32) of ERISA (a “Governmental Plan”), a church plan, as defined in Section 3(33) of ERISA, that has not made an election under Section 410(d) of the Code (a “Church Plan”) and non-U.S. plans are not subject to the requirements of ERISA or Section 4975 of the Code. Accordingly, assets of such plans may be invested without regard to the fiduciary and prohibited transaction considerations described above. Although a Governmental Plan, a Church Plan or a non-U.S. plan is not subject to ERISA or Section 4975 of the Code, it may be subject to other United States federal, state or local laws or non-U.S. laws that regulate its investments (a “Similar Law”). A fiduciary of a Government Plan, a Church Plan or a non-U.S. plan should make its own determination as to the requirements, if any, under any Similar Law applicable to the acquisition of the notes.

The notes may be acquired by a Plan, an entity whose underlying assets include “plan assets” by reason of investments in such entity by any Plans (a “Plan Asset Entity”), and any person investing in “plan assets” of any Plan or Plan Asset Entity or by a Governmental Plan, a Church Plan or a non-U.S. plan, but only if the acquisition and holding will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of Similar Law. Therefore, any investor in the notes will be deemed to represent and warrant to us and the trustee that on the date of the acquisition of the notes and during the entire period that it holds the notes (a) it is not (i) a Plan, (ii) a Plan Asset Entity, (iii) a Governmental Plan, (iv) a Church Plan or (v) a non-U.S. plan, (b) it is a Plan or a Plan Asset Entity and the acquisition and holding of the notes will not result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or (c) it is a Governmental Plan, a Church Plan or a non-U.S. plan that is not subject to (i) ERISA, (ii) Section 4975 of the Code or (iii) any Similar Law that prohibits or taxes (in terms of an excise or penalty tax) the acquisition or holding of the notes. Any purported transfer of the notes to a transferee that does not comply with the foregoing requirements shall be null and void ab initio.

This offer is not a representation that an acquisition of the notes meets all legal requirements applicable to investments by Plans, Plan Asset Entities, Governmental Plans, Church Plans or non- U.S. plans or that such an investment is appropriate for any particular Plan, entities whose underlying assets include assets of a Plan, Governmental Plan, Church Plan or non-U.S. plan.

Underwriting

Subject to the terms and conditions in the underwriting agreement between us and the underwriters, for whom J.P. Morgan Securities LLC is acting as the representative, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriter	Principal amount of notes

J.P. Morgan Securities LLC	$112,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	49,500,000
KeyBanc Capital Markets Inc.	18,000,000
PNC Capital Markets LLC	14,625,000
Scotia Capital (USA) Inc.	14,625,000
Mitsubishi UFJ Securities (USA), Inc.	7,875,000
RBS Securities Inc.	7,875,000

Total	$225,000,000

The obligations of the underwriters under the underwriting agreement, including the agreement to purchase notes from us are several and not joint. The underwriting agreement provides that the underwriters will have agreed to purchase all of the notes if any of them are purchased.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to 0.375% of the principal amount. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to 0.25% of the principal amount to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discounts and commissions to be paid to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by us

Per Note	1.5%

In the underwriting agreement, we have agreed that:

•

we will not offer or sell any of our debt securities having a tenor of more than one year (other than the notes) for a period of 60 days after the date of this prospectus supplement without the prior consent of J.P. Morgan Securities LLC, other than debt securities exempted from registration under the Securities Act pursuant to Section 4(2) thereunder and issued in connection with our new world headquarters;

•	we will pay our expenses related to the offering; and

•

we will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The notes are a new issue of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes. However, they are not obligated to do so and they may discontinue any market making at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, each underwriter has not made and will not make an offer of notes that are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by the Company for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Each underwriter has only communicated or caused to be communicated, and will only communicate or cause to be communicated, an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the United Kingdom Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company or the Guarantors; and each underwriter has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

In connection with the offering of the notes, the underwriters may engage in over allotments, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act. Over allotment involves sales in excess of the offering size, which creates a short position for the underwriter. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes, as applicable. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may have the effect of preventing or retarding a decline in the market price of the notes or cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If any of the underwriters engages in stabilizing or syndicate covering transactions, it may discontinue them at any time.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking, commercial banking and other services for us for which they received or will receive customary fees and expenses. Furthermore, certain of the underwriters and their respective affiliates may, from time to time, enter into arms-length transactions with us in the ordinary course of their business. J.P. Morgan Securities LLC is acting as dealer manager and solicitation agent in connection with our concurrent tender offers for our existing notes. An affiliate of PNC Capital Markets LLC is the administrative agent, affiliates of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are co-syndication agents, and affiliates of KeyBanc Capital Markets Inc. and Scotia Capital (USA) Inc. are co-documentation agents under our senior secured credit facility. In addition, affiliates of all of the underwriters in this offering are lenders under our senior secured credit facility. An affiliate of PNC Capital Markets LLC is the administrator under our receivables securitization facility. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Certain of the underwriters or their respective affiliates may own existing notes, and may receive a portion of the net proceeds from this offering to the extent of such ownership in connection with the tender offers and subsequent planned redemption of the existing notes.

We expect that delivery of the notes will be made to investors on or about November 30, 2011, which will be the ninth business day following the date of this prospectus supplement (such settlement being referred to as “T+9”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+9, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

Legal matters

Jones Day will pass upon the validity of the notes being offered hereby. Certain legal matters in connection with this offering will be passed upon for the underwriters by Milbank, Tweed, Hadley & McCloy LLP.

Experts

The consolidated financial statements of American Greetings Corporation appearing in American Greetings Corporation’s Annual Report (Form 10-K) for the year ended February 28, 2011 (including the schedule appearing therein), as amended for the year ended February 28, 2011 included in its Form 10-K/A, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Debt Securities

We may offer debt securities from time to time in one or more offerings. This prospectus provides you with a general description of the debt securities we may offer. We will provide the specific terms of any offering of these debt securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which we will offer these debt securities and may also supplement, update or amend information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement, and any documents incorporated by reference into this prospectus carefully before you invest.

We may sell these debt securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. If any agents, dealers or underwriters are involved in the sale of any debt securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of debt securities also will be set forth in the applicable prospectus supplement.

Investing in any of our debt securities involves risks. Please read carefully the section entitled “Risk factors” beginning on page 4 of this prospectus and the information included and incorporated by reference in this prospectus.

Our Class A common shares are listed on the New York Stock Exchange under the symbol “AM.” If we decide to seek a listing of any debt securities offered by this prospectus, we will disclose the exchange or market on which the debt securities will be listed, if any, or where we have made an application for listing, if any, in one or more supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 15, 2011.

-i-

About this prospectus

This prospectus is part of a shelf registration statement that we have filed with the Securities and Exchange Commission, or SEC. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, the debt securities described in this prospectus. This prospectus only provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the headings “Where you can find more information” and “Information incorporated by reference.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or in any applicable supplement to this prospectus or any free writing prospectus authorized by us. We do not take any responsibility for, and can provide no assurances as to, the reliability of any information that others may provide you. We are not making an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should assume that the information contained in this prospectus, any applicable prospectus supplement or any free writing prospectus is only correct as of their respective dates or the date of the document in which incorporated information appears. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “we,” “us,” “our” or “American Greetings” refer to American Greetings Corporation and its consolidated subsidiaries.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC pursuant to the Securities Exchange Act of 1934, or the Exchange Act. Such filings are available to the public from the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington D.C. located at 100 F Street, N.E., Washington D.C. 20549. You may also obtain copies of any document filed by us at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also inspect the information that we file at the offices of the New York Stock Exchange Inc., 20 Broad Street, New York, New York 10005. Information about us, including our filings, is also available on our website at http://www.corporate.americangreetings.com. The information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference into this prospectus.

Information incorporated by reference

The SEC allows us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces that information. Any statement made in this prospectus or any prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We incorporate by reference the following documents we filed with the SEC, excluding any information contained therein or attached as exhibits thereto that has been furnished to but not filed with the SEC (including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K):

•	our Annual Report on Form 10-K for the fiscal year ended February 28, 2011, as amended by our Annual Report on Form 10-K/A for the fiscal year ended February 28, 2011 filed on November 14, 2011;

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our Quarterly Reports on Form 10-Q for the fiscal quarters ended May 27, 2011 and August 26, 2011, as amended by our Quarterly Reports on Form 10-Q/A for the fiscal quarters ended May 27, 2011 and August 26, 2011 filed on November 14, 2011; and

•	our Current Reports on Form 8-K filed on March 4, 2011, June 29, 2011, September 27, 2011 and November 9, 2011.

Any documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the debt securities to which this prospectus relates will automatically be deemed to be incorporated by reference in this prospectus and a part of this prospectus from the date of filing such documents; provided, however, that we are not incorporating in each case, any documents or information contained therein that has been furnished but not filed with the SEC.

To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in any such documents), call or write American Greetings Corporation, One American Road, Cleveland, Ohio 44144, Attention: Secretary (telephone (216) 252-7300).

Disclosure regarding forward-looking statements

This prospectus, including the documents incorporated by reference, contains, and any prospectus supplement may contain, statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and

Section 21E of the Exchange Act. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning our operations and business environment, which are difficult to predict and may be beyond our control. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect our future financial performance, include, but are not limited to, the following:

•	a weak retail environment and general economic conditions;

•	competitive terms of sale offered to customers;

•	the loss of one or more retail customers and/or retail consolidations, acquisitions and bankruptcies, including the possibility of resulting adverse changes to retail contract terms;

•	the timing and impact of investments in new retail or product strategies as well as new product introductions and achieving the desired benefits from those investments;

•	the timing and impact of converting customers to a scan-based trading model;

•	the ability to achieve the desired benefits associated with our cost reduction efforts;

•	the timing of investments in, together with the ability to successfully implement or achieve the desired benefits associated with, any information systems refresh we may implement;

•	Schurman Fine Paper’s ability to successfully operate its retail operations and satisfy its obligations to us;

•	consumer acceptance of products as priced and marketed;

•	the impact of technology, including social media, on core product sales;

•	escalation in the cost of providing employee healthcare;

•	the ability to comply with our debt covenants;

•	fluctuations in the value of currencies in major areas where we operate, including the U.S. Dollar, Euro, U.K. Pound Sterling and Canadian Dollar;

•	the outcome of any legal claims known or unknown; and

•	the risk factors referred to or described in the “Risk factors” section of this prospectus.

Risks pertaining specifically to AG Interactive include the viability of online advertising, subscriptions as revenue generators, and the ability to adapt to rapidly changing social media and the digital photo sharing space.

The risks and uncertainties identified above are not the only risks we face. Additional risks and uncertainties not presently known to us or that we believe to be immaterial also may adversely affect us. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have a material adverse effect on our business, financial condition and results of operations. We assume no obligation or duty to update any of the forward-looking statements included in this prospectus (including the information incorporated by reference), except to the extent required by applicable law.

The Company

Founded in 1906, American Greetings operates predominantly in a single industry: the design, manufacture and sale of everyday and seasonal greeting cards and other social expression products. We manufacture or sell greeting cards, gift packaging, party goods, stationery and giftware in North America, primarily the United States and Canada, and throughout the world, primarily in the United Kingdom, Australia and New Zealand. In addition, our subsidiary AG Interactive, Inc. distributes social expression products, including electronic greetings and a broad range of graphics and digital services and products, through a variety of electronic channels, including web sites, internet portals, instant messaging services and electronic mobile devices. We also engage in design and character licensing, and manufacture custom display fixtures for our products and products of others.

Our principal executive office is located at One American Road, Cleveland, Ohio 44144. Our telephone number is (216) 252-7300. Our web site address is www.corporate.americangreetings.com. The information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference into this prospectus.

Risk factors

Investing in our debt securities involves risk. Prior to making a decision about investing in our debt securities, you should carefully consider the specific factors discussed under the heading “Risk factors” in any accompanying prospectus supplement and in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated herein by reference and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties we have described therein are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any of these risks actually occurs, our business, results of operations and financial condition could suffer. In that case you could lose all or a part of your investment.

Use of proceeds

Unless otherwise specified in a prospectus supplement, the net proceeds from the sale of the debt securities will be added to our general corporate funds and may be used, including, but without limitation, to repay debt, fund share repurchases, fund dividends, finance acquisitions, finance capital expenditures and operating expenses and invest in subsidiaries. Prior to such application, all or a portion of the net proceeds may be invested in short-term investments.

Ratio of earnings to fixed charges

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods shown:

	Fiscal year ended February 28 or 29					Six-month period ended
	2007	2008	2009	2010	2011	August 26, 2011

Consolidated ratio of earnings to fixed charges(1)	2.2 x	4.5 x	—	4.6 x	6.0 x	5.9 x

(1)	Ratio of earnings to fixed charges is computed by dividing fixed charges into earnings plus fixed charges. For purposes of determining this ratio, earnings have been calculated as pretax income from continuing operations. Fixed charges consist of interest expense (including amortized premiums, discounts and capitalized expenses related to indebtedness) and the estimated interest component of rent expense.

Earnings for the fiscal year ended February 28, 2009 were inadequate to cover fixed charges. The coverage deficiency was $274.9 million.

Description of debt securities

The following description sets forth certain general terms and provisions of the debt securities that we may issue. We will set forth the particular terms of the debt securities we offer in a prospectus supplement and the extent, if any, to which the following general terms and provisions will apply to particular debt securities.

The debt securities will be issued under an indenture to be entered into between us and The Bank of Nova Scotia Trust Company of New York, as trustee. The indenture, and any supplemental indentures thereto, will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The following description of general terms and provisions relating to the debt securities and the indenture under which the debt securities will be issued is a summary only and therefore is not complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the indenture. The form of the indenture has been filed with the SEC as an exhibit to the registration statement, of which this prospectus forms a part, and you should read the indenture for provisions that may be important to you. For more information on how you can obtain a copy of the form of the indenture, see “Where you can find more information.”

Capitalized terms used in this section and not defined herein have the meanings specified in the indenture. When we refer to “American Greetings,” “we,” “our” and “us” in this section, we mean American Greetings Corporation excluding, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries.

Unless otherwise specified in a prospectus supplement, the debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured indebtedness.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our Board of Directors and set forth or determined in the manner provided in a resolution of our Board of Directors, supplemental indenture or officers’ certificate. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series. Debt securities may differ between series in respect to any matter, but all series of debt securities will be equally and ratably entitled to the benefits of the indenture. We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title of the series of debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which the series of debt securities will be issued;

•	any limit on the aggregate principal amount of the series of debt securities;

•	the date or dates on which the principal on the series of debt securities is payable;

•	the rate or rates (which may be fixed or variable) per annum, if applicable, or the method used to determine such rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the series of debt securities will bear interest, if any, the date or dates from which such interest, if any, will accrue, the date or dates on which such interest, if any, will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where the principal of, premium and interest, if any, on the series of debt securities will be payable;

•	if applicable, the period within which, the price at which and the terms and conditions upon which the series of debt securities may be redeemed (in whole or in part, at our option);

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any obligation we may have to redeem or purchase the series of debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of the series of debt securities and the terms and conditions of such obligation;

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the dates, if any, on which and the price or prices at which we will repurchase the series of debt securities at the option of the holders of that series of debt securities and other detailed terms and provisions of such repurchase obligations;

•	the denominations in which the series of debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

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the form of the series of debt securities and whether the series of debt securities will be issuable as global debt securities and any appropriate legends if the debt securities are discount securities;

•	the portion of the principal amount of the series of debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the series of debt securities and, if other than U.S. Dollars, the agency responsible for overseeing such currency;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest, if any, on the series of debt securities will be made;

•

if payments of principal of, premium or interest, if any, on the series of debt securities will be made in one or more currencies or currency units other than that or those in which the series of debt securities are denominated, the manner in which the exchange rate with respect to such payments will be determined;

•

the manner in which the amounts of payment of principal of, premium or interest on the series of debt securities will be determined, if such amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the series of debt securities;

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any addition to or change in the Events of Default described in this prospectus or in the indenture which applies to the series of debt securities and any change in the right of the trustee or the holders of the series of debt securities to declare the principal amount thereof due and payable;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the series of debt securities;

•	any other terms of the series of debt securities (which may supplement, modify or delete any provision of the indenture as it applies to such series);

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the series of debt securities, if other than appointed in the indenture;

•	any provisions relating to conversion of the series of debt securities; and

•	whether the series of debt securities will be senior or subordinated debt securities and a description of the subordination thereof.

In addition, the indenture does not limit our ability to issue subordinated debt securities. Any subordination provisions of a particular series of debt securities will be set forth in the resolution of our Board of Directors, the officers’ certificate or supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as Depositary (the “Depositary”), or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “—Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities.     You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities (except as expressly permitted under the indenture), but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us of the certificate to the new holder or the issuance by us of a new certificate to the new holder.

Global Debt Securities and Book-Entry System.     Each global debt security representing book-entry debt securities will be issued to the Depositary or a nominee of the Depositary and registered in the name of the Depositary or a nominee of the Depositary.

The Depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities.

Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the Depositary for the related global debt security (“participants”) or persons that may hold interests through participants. Upon the issuance of a global debt security, the Depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

So long as the Depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the Depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

We understand, however, that under existing industry practice, the Depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the Depositary with respect to such global debt security for purposes of obtaining any consents, declarations, waivers or directions required to be given by holders of the debt securities pursuant to the indenture.

We will make payments of principal, and premium and interest, if any, on book-entry debt securities to the Depositary or its nominee, as the case may be, as the registered holder of the related global debt security. American Greetings, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

We expect that the Depositary, upon receipt of any payment of principal of, premium or interest, if any, on a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such Depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

We will issue certificated debt securities in exchange for each global debt security only if (i) the Depositary notifies us that it is unwilling or unable to continue as Depositary for such global debt security or if at any time such Depositary ceases to be a clearing agency registered under the Exchange Act, and, in either case, we fail to appoint a successor Depositary registered as a clearing agency under the Exchange Act within 90 days of such event or (ii) we execute and deliver to the trustee an officers’ certificate to the effect that such global debt security shall be so exchangeable. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the Depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

We have obtained the foregoing information concerning the Depositary and the Depositary’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, merger and sale of assets

We may not, directly or indirectly, in a single transaction or a series of related transactions, consolidate with or merge with or into, or sell, convey, transfer, lease or otherwise dispose of or assign all or substantially all of our properties and assets to, any person (a “successor person”) unless:

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we are the surviving corporation or the successor person (if other than American Greetings) is a corporation, limited liability company or limited partnership organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

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immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or passage of time, or both, would become an Event of Default, shall have occurred and be continuing under the indenture; and

•	certain other conditions provided for in the indenture are met.

Notwithstanding the above, any subsidiary of American Greetings may consolidate with, merge into or transfer all or part of its properties to American Greetings or its subsidiaries.

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following events (subject to modification in the board resolution, supplemental indenture or officers’ certificate, setting forth the terms of any series of debt securities issued pursuant thereto):

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default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of such period of 30 days);

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default in the payment of principal of or premium on any debt security of that series at maturity or when such principal otherwise becomes due and payable whether at stated maturity, upon redemption, upon purchase, upon acceleration or otherwise;

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default in the performance of any agreement or covenant by us in the indenture (other than a covenant that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after written notice thereof has been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization of American Greetings; and

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any other Event of Default provided with respect to debt securities of that series that is described in the applicable board resolution, supplemental indenture or officers’ certificate establishing such series of debt securities.

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, and before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We will describe in the prospectus supplement relating to any series of debt securities that are discount securities the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any loss, liability or expense arising out of such exercise of its rights or powers. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

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the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding any other provision of the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and interest, if any, on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee an officers’ certificate as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any event which, after notice or passage of time, or both, would become an Event of Default or any Event of Default (except in payment of principal of, premium or interest on any debt securities of that series) with respect to debt securities of that series if the trustee in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and waiver

We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver, or make any change to these modification and waiver provisions;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•

reduce the principal of or premium on or change the stated maturity date of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

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waive a default in the payment of the principal of, premium or interest, if any, on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

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make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment, provided that it is made at the option of American Greetings, with respect to any debt security.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or interest, if any, on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration.

From time to time, we and the Trustee, without the consent of the Holders, may amend the Indenture or the debt securities for certain specified purposes, including to:

•	secure any debt securities;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of debt securities;

•	make changes that do not adversely affect the rights of the holders of debt securities;

•	cure any ambiguity or correct any inconsistency;

•	establish the forms or terms of debt securities of any series;

•	evidence the acceptance of appointment by a successor trustee;

•	comply with the Trust Indenture Act; or

•	provide for the issuance of additional debt securities in accordance with the limitations set forth in the indenture as of the date of the indenture.

Defeasance of debt securities and certain covenants in certain circumstances

Legal Defeasance.    The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. Government Obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, Foreign Government Obligations, that, through the payment of interest and principal in accordance with their terms, will provide not later than one day before the due date of any payment of money, an amount in cash, sufficient, in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, such deposit will not result in a breach or violation of, or constitute a default under the indenture or any other material agreement to which American Greetings is bound and we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that we have received from, or there has been published by, the U.S. Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, deduction, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants.    The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions as described below:

•

we may omit to comply with the covenant described under the heading “Consolidation, merger and sale of assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be described in the applicable prospectus supplement; and

•

any omission to comply with those covenants will not constitute an event which, after notice or lapse of time, or both, would become an Event of Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

•

depositing with the trustee money and/or U.S. Government Obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, Foreign Government Obligations, that, through the payment of interest and principal in accordance with their terms, will provide not later than one day before the due date of any payment of money, an amount in cash, sufficient, in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities;

•

delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, deduction, gain or loss for U.S. federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred; and

•	no default or Event of Default under the indenture shall have occurred and be continuing on the date of the deposit.

Covenant defeasance and events of default.    In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. Government Obligations or Foreign Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. However, we shall remain liable for those payments.

Certain defined terms

“Foreign Government obligations” means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars:

•	direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged; or

•

obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which, in either case are not callable or redeemable at the option of the issuer thereof.

“U.S. Government Obligations” means debt securities that are:

•	direct obligations of The United States of America for the payment of which its full faith and credit is pledged; or

•

obligations of a person controlled or supervised by and acting as an agency or instrumentality of The United States of America the payment of which is unconditionally guaranteed as full faith and credit obligation by The United States of America, which, in either case, are not callable or redeemable at the option of the issuer itself and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt. Except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation evidenced by such depository receipt.

Governing law

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

Plan of distribution

We may sell debt securities offered pursuant to the applicable prospectus supplement to one or more underwriters for public offering and sale by them or we may sell debt securities to investors directly or through agents. We may also sell the debt securities through a combination of these methods.

The distribution of the debt securities may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Underwriters, dealers and agents that participate in the distribution of the debt securities may be underwriters as defined in the Securities Act and any discounts or commissions received by them and any profit on the resale of the offered debt securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation, including underwriting discounts, will be described in the applicable prospectus supplement. The prospectus supplement will also describe other terms of the offering, including any conditions to the obligations of the underwriters, dealers or agents to purchase the debt securities, discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the offered debt securities may be listed.

We may have, or enter into, agreements with the underwriters, dealers and agents to indemnify them against certain liabilities, including liabilities under the Securities Act.

If the applicable prospectus supplement indicates, we will authorize underwriters or our other agents to solicit offers by certain institutions to purchase offered debt securities from us pursuant to contracts that provide for payment and delivery on a future date. We must approve all institutions, but they may include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions.

The institutional purchaser’s obligations under the contract are subject to the condition that the purchase of the offered debt securities at the time of delivery is allowed by the laws that govern the purchaser. The underwriters and other agents will not be responsible for the validity or performance of the contracts.

Underwriters and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of our and/or their business.

Legal matters

Jones Day will pass upon the validity of the debt securities being offered hereby.

Experts

The consolidated financial statements of American Greetings Corporation appearing in American Greetings Corporation’s Annual Report (Form 10-K) for the year ended February 28, 2011 (including the schedule appearing therein), as amended for the year ended February 28, 2011 included in its Form 10-K/A, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.